Exhibit 4.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

tw telecom inc.,

tw telecom holdings inc.,

as Borrower,

The Several Lenders from Time to Time Party Hereto,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents,

and

ROYAL BANK OF CANADA

and

SUNTRUST BANK,

as Co-Documentation Agents

Dated as of April 17, 2013

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Joint Bookrunner,

CREDIT SUISSE SECURITIES (USA) LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners

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2.26. Extension of Termination Date	51

2.27. Defaulting Lenders	54

2.28. Cash Collateral	56

SECTION 3. LETTERS OF CREDIT	57

3.1. L/C Commitment	57

3.2. Procedure for Issuance of Letter of Credit	57

3.3. Fees and Other Charges	58

3.4. L/C Participations	58

3.5. Reimbursement Obligation of the Borrower	59

3.6. Obligations Absolute	59

3.7. Letter of Credit Payments	59

3.8. Applications	60

3.9. Impact of Extension of Termination Date	60

SECTION 4. REPRESENTATIONS AND WARRANTIES	60

4.1. Financial Condition	60

4.2. No Change	60

4.3. Existence; Compliance with Law	61

4.4. Power; Authorization; Enforceable Obligations	61

4.5. No Legal Bar	61

4.6. Litigation	62

4.7. No Default	62

4.8. Ownership of Property; Liens	62

4.9. Intellectual Property	62

4.10. Taxes	62

4.11. Federal Regulations	62

4.12. Labor Matters	63

4.13. ERISA	63

4.14. Investment Company Act; Other Regulations	63

4.15. Subsidiaries	63

4.16. Use of Proceeds	64

4.17. Environmental Matters	64

4.18. Accuracy of Information, etc.	64

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4.19. Security Documents	65

4.20. Solvency	65

4.21. Financial Condition	65

4.22. No Change	66

4.23. Existence; Compliance with Law	66

4.24. Power; Authorization; Enforceable Obligations	66

4.25. No Legal Bar	66

4.26. Litigation	67

4.27. No Default	67

4.28. Ownership of Property; Liens	67

4.29. Intellectual Property	67

4.30. Taxes	67

4.31. Federal Regulations	67

4.32. Labor Matters	68

4.33. ERISA	68

4.34. Investment Company Act; Other Regulations	68

4.35. Subsidiaries	68

4.36. Use of Proceeds	69

4.37. Environmental Matters	69

4.38. Accuracy of Information, etc.	69

4.39. Security Documents	70

4.40. Solvency	70

SECTION 5. CONDITIONS PRECEDENT	70

5.1. Conditions to Effectiveness	70

5.2. [Reserved]	72

5.3. Conditions to Each Extension of Credit Under the Revolving Facility	72

5.4. Conditions to Term Loan B Loans	73

SECTION 6. AFFIRMATIVE REVOLVING COVENANTS	73

6.1. Financial Statements	73

6.2. Certificates; Other Information	74

6.3. Payment of Obligations	75

6.4. Maintenance of Existence; Compliance	75

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6.5. Maintenance of Property; Insurance	76

6.6. Inspection of Property; Books and Records; Discussions	76

6.7. Notices	76

6.8. Environmental Laws	77

6.9. Liquidity	77

SECTION 7. NEGATIVE REVOLVING COVENANTS	77

7.1. Financial Condition Covenants	77

7.2. Indebtedness	78

7.3. Liens	81

7.4. Fundamental Changes	82

7.5. Disposition of Property	82

7.6. Restricted Payments	83

7.7. Capital Expenditures	85

7.8. Investments	85

7.9. Optional Payments, Refinancings and Modifications of Certain Debt Instruments	86

7.10. Transactions with Affiliates	87

7.11. Sales and Leasebacks	87

7.12. Changes in Fiscal Periods	88

7.13. Negative Pledge Clauses	88

7.14. Clauses Restricting Subsidiary Distributions	88

7.15. Lines of Business; Holding Company Status	89

7.16. Modifications to Time Warner Arrangements and Material Rights and Privileges	89

7.17. Future Guarantors	89

SECTION 8. REVOLVING EVENTS OF DEFAULT	89

SECTION 9. TERM LOAN B LOAN COVENANTS	92

9.1. Defined Terms	92

9.2. Limitation on Indebtedness	93

9.3. Limitation on Restricted Payments	97

9.4. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	101

9.5. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries	102

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9.6. Limitation on Issuances of Guarantees by Restricted Subsidiaries	103

9.7. Limitation on Transactions with Shareholders and Affiliates	104

9.8. Limitation on Liens	105

9.9. Limitation on Sale-Leaseback Transactions	105

9.10. Limitation on Asset Sales	105

9.11. Existence	106

9.12. Payment of Taxes and Other Claims	106

9.13. Maintenance of Properties and Insurance	107

9.14. Notice of Defaults	107

9.15. Financial Statements	107

9.16. Certificates	108

9.17. Waiver of Stay, Extension or Usury Laws	108

9.18. Future Guarantors	109

SECTION 10. TERM LOAN B EVENTS OF DEFAULT	109

SECTION 11. THE AGENTS	111

11.1. Appointment	111

11.2. Delegation of Duties	111

11.3. Exculpatory Provisions	112

11.4. Reliance by Administrative Agent and Collateral Agent	112

11.5. Notice of Default	112

11.6. Non-Reliance on Agents and Other Lenders	113

11.7. Indemnification	114

11.8. Agent in Its Individual Capacity	115

11.9. Successor Administrative Agent	115

11.10. Successor Collateral Agent	115

11.11. Syndication Agents and Documentation Agents	116

11.12. Confirmation	116

11.13. Impact of Extension of Revolving Termination Date	116

11.14. Administrative Agent May File Proofs of Claim	116

11.15. Collateral and Guaranty Matters	117

SECTION 12. MISCELLANEOUS	118

12.1. Amendments and Waivers	118

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12.2. Notices	122

12.3. No Waiver; Cumulative Remedies	122

12.4. Survival of Representations and Warranties	123

12.5. Payment of Expenses and Taxes	123

12.6. Successors and Assigns; Participations and Assignments	124

12.7. Adjustments; Set-off	130

12.8. Counterparts	131

12.9. Severability; Inconsistencies with Other Documents	131

12.10. Integration	131

12.11. Governing Law	131

12.12. Submission To Jurisdiction; Waivers	132

12.13. Acknowledgments	132

12.14. [Reserved]	132

12.15. Confidentiality	133

12.16. The Facilities	133

12.17. Waivers of Jury Trial	134

12.18. USA PATRIOT Act	134

12.19. Amendment and Restatement; No Novation	134

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ANNEX:
A	Pricing Grid

SCHEDULES:

1.1	Revolving Commitments
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.24	Consents, Authorizations, Filings and Notices
4.35	Subsidiaries
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Revolving Compliance Certificate
C-1	Form of Revolving Closing Certificate
C-2	Form of Term Loan B Closing Certificate
D-1	Form of New Lender Supplement
D-2	Form of Increased Facility Activation Notice
E-1	Form of Revolving Assignment and Acceptance
E-2	Form of Term Loan B Assignment and Acceptance
F-1	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
F-2	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
F-3	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
F-4	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
G	Form of Intercompany Subordinated Note
H-1	Form of Revolving Note
H-2	Form of Term Loan B Note
I-1	Form of Prepayment Option Notice
I-2	Form of Change of Control Prepayment Option Notice

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 17, 2013, among tw telecom inc., a Delaware corporation (formerly known as Time Warner Telecom Inc.) (“TWTC”), tw telecom holdings inc., a Delaware corporation (formerly known as Time Warner Telecom Holdings Inc.) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and MORGAN STANLEY SENIOR FUNDING, INC. as co-syndication agents (in such capacities, the “Syndication Agents”), and ROYAL BANK OF CANADA and SUNTRUST BANK, as co-documentation agents (in such capacities, the “Documentation Agents”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, National Association) (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement (subject, with respect to terms used in Section 9 of this Agreement, to the provisions of Section 9.1), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii)  1/2 of 1% and (c) the sum of the Eurodollar Base Rate in effect on such day (unless unavailable pursuant to Section 2.17) plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate or Federal Funds Effective Rate shall be effective as of the opening of business on the day such change in such Prime Rate or the Federal Funds Effective Rate, as applicable, occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Additional Senior Notes”: (a) any additional notes issued pursuant to, and in accordance with, the 2018 Senior Note Indenture or the 2022 Senior Note Indenture, as applicable, and (b) any additional notes issued pursuant to, and in accordance with, the indenture or similar governing agreement with respect to any Indebtedness consisting of senior unsecured notes, senior subordinated notes or subordinated notes of the Borrower or its Subsidiaries permitted under Section 7.2.

“Administrative Agent”: as defined in the preamble hereto, together with any successor thereto as provided in Section 11.9.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents, the Collateral Agent and the Administrative Agent.

“Aggregate Revolving Exposure”: with respect to any Revolving Lender at any time, the amount of such Revolving Lender’s Revolving Commitment then in effect or, if such Revolving Lender’s Revolving Commitment has terminated or expired, the amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Revolving Exposure Percentage”: with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of such Revolving Lender’s Aggregate Revolving Exposure at such time to the Aggregate Revolving Exposure of all Revolving Lenders at such time.

“Aggregate Term Loan B Exposure”: with respect to any Term Loan B Lender at any time, the aggregate unpaid principal amount of such Term Loan B Lender’s Term Loan B Loans then outstanding plus the Available Term Loan B Commitment of such Term Loan B Lender then in effect.

“Aggregate Term Loan B Exposure Percentage”: with respect to any Term Loan B Lender at any time, the ratio (expressed as a percentage) of such Term Loan B Lender’s Aggregate Term Loan B Exposure at such time to the Aggregate Term Loan B Exposure of all Term Loan B Lenders at such time.

“Agreement”: this Second Amended and Restated Credit Agreement, as amended (or amended and restated), supplemented or otherwise modified from time to time.

“Applicable Margin”: with respect to the Revolving Loans, the Revolving Applicable Margin; with respect to Term Loan B Loans, the Term Loan B Applicable Margin and with respect to any Extended Revolving Loans or any Extended Term Loan B Loans, the applicable interest rate margin for such Tranche as specified in the Extension Offer applicable to such Tranche.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender) or (c) an entity or an Affiliate of an entity that administers or manages a Lender (other than a Defaulting Lender).

“Asset Sale”: any Disposition or series of related Dispositions of property of TWTC, the Borrower, or any Restricted Subsidiary (excluding any such Disposition of accounts or other receivables, inventory, or obsolete, surplus, or worn out property, in each case to the extent not prohibited by this Agreement) to a Person other than TWTC, the Borrower or any Restricted Subsidiary that yields net cash proceeds to TWTC, the Borrower or such Restricted Subsidiary (as the case may be) in excess of $5,000,000, it being understood and agreed that cash proceeds from a Disposition shall be net of attorneys’ fees and expenses, accountants’ fees and expenses, investment banking fees and expenses, amounts required to be applied to the repayment of First Lien Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of all taxes paid or reasonably estimated to be payable by TWTC, the Borrower, or any Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Assignee”: a Revolving Assignee or a Term Loan B Assignee.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Lender’s Revolving Commitment then in effect over (b) such Revolving Lender’s Revolving Extensions of Credit then outstanding; provided, that solely for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.9(a), (x) for each Lender other than the Swingline Lender, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero and (y) for the Swingline Lender, the aggregate principal amount of Swingline Loans then outstanding shall be considered for the purpose of determining the Swingline Lender’s Available Revolving Commitment.

“Available Term Loan B Commitment”: as to any Term Loan B Lender at any time, an amount equal to the excess, if any, of (i) such Term Loan B Lender’s Term Loan B Commitment then in effect over (ii) the aggregate principal amount of Term Loan B Loans made by such Term Loan B Lender to the Borrower pursuant to Section 2.4.

“Benefitted Revolving Lender”: as defined in Section 12.7(a)(i).

“Benefitted Term Loan B Lender”: as defined in Section 12.7(a)(ii).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests (x) the Revolving Lenders to make Revolving Loans hereunder and/or (y) the Term Loan B Lenders to make the Term Loan B Loans hereunder.

“Business”: the business operated by TWTC or any of its Subsidiaries.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however that Capital Expenditures shall exclude Investments.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person, other than a corporation, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the Issuing Lender, the Swingline Lender or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: without regard to classification as “cash equivalents” or “investments” on the financial statements of TWTC or the Borrower: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof or backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers acceptances having maturities of one year or less from the date of acquisition issued by any Revolving Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year or less from the date of acquisition; (d) repurchase obligations of any Revolving Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Revolving Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) corporate debt securities with maturities of 18 months or less from the date of acquisition and which are rated at least A3 by Moody’s or A- by S&P; or (h) shares of money market mutual or similar funds which invest substantially in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Management Obligations”: all obligations and liabilities (whether directly or as a guarantor) of TWTC and its Subsidiaries arising under or in connection with treasury, depositary, cash management, custodial, automated clearinghouse or transfer of funds services or arrangements or similar services and arrangements.

“Cash Pay Preferred Stock”: any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the date (the “Expiration Date”) which is one year after the Latest Applicable Revolving Termination Date, (ii) is redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Expiration Date, (iii) is convertible into or exchangeable for (unless solely at the option of such Person) Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Expiration Date or that would require cash payment of interest prior to the Expiration Date or (iv) provides for payment of dividends (other than dividends payable solely in common stock or in Non-Cash Pay Preferred Stock of such Person) prior to the Expiration Date; provided, that no Capital Stock of any Person shall constitute Cash Pay Preferred Stock as a result of terms or provisions that give holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of (x) a “change of control” (or similar event, however defined) or (y) the sale of all or substantially all of such Person’s assets (or similar event, however defined).

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control Prepayment Date”: as defined in Section 2.25(b).

“Change of Control Prepayment Option Notice”: as defined in Section 2.25(b).

“Closing Date”: April 17, 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created by (and remains in effect pursuant to) any Security Document (unless otherwise expressly excluded pursuant to the Loan Documents); it being understood and agreed that such property shall cease to be Collateral for all purposes of this Agreement and each other Loan Document when such property is released from such Lien in accordance with the provisions of this Agreement or of such Security Document, including, without limitation, Section 11.15 hereof.

“Collateral Agent”: as defined in the preamble hereto, together with any successor thereto as provided in Section 11.10.

“Commitment”: means, (a) in the case of a Revolving Lender, the Revolving Commitment of such Revolving Lender, and (b) in the case of a Term Loan B Lender, the Term Loan B Commitment of such Term Loan B Lender.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation, amortization or accretion expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any non-cash asset impairment charges resulting from the application of the statement on Accounting for the Impairment or Disposal of Long-Lived Assets (ASC 360, formerly SFAS 144), any non-cash impairment charges resulting from the application of the statement on Accounting for Goodwill and Other Intangible Assets (ASC 350, formerly SFAS 142); any non-cash expenses or charges resulting from the application of the statement on Accounting for Derivative Instruments and Hedging activities (ASC 815, formerly SFAS 133 and SFAS 149) or similar accounting rules or policies or any new accounting pronouncements that may result in any non-cash expenses or charges, (g) any non-cash compensation expenses solely related to stock-based compensation; provided, that, to the extent any non-cash expense under this clause (g) subsequently requires any cash disbursement, such non-cash expense will be subtracted from Consolidated EBITDA and (h) any non-recurring fees, expenses or charges (other than depreciation or amortization expense) or gains or losses related to any offering of Capital Stock of TWTC, Investment permitted pursuant to Section 7.8, asset acquisition, disposition, recapitalization or the incurrence of any Indebtedness permitted to be incurred hereunder (whether or not successful), including any such fees, expenses or charges related to this Agreement; and minus, to the extent reflected as a credit in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains, investment gains (other than any reciprocal compensation income or gains to the extent included in operating income), including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, any income tax benefits, and gains on the sales of assets outside of the ordinary course of business. For the purposes of calculating Consolidated EBITDA during any applicable period, pro forma effect shall be given to Asset Sales and Permitted Acquisitions that occur during such period, as if they had occurred on the first day of such period; provided that to the extent that this sentence requires that pro forma effect be given to a Permitted Acquisition or Asset Sale, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the date of such Asset Sale or Permitted Acquisition of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. For purposes of the foregoing, if cost savings and other operating expense reductions and improvements have been realized with respect to such Permitted Acquisition or Asset Sale being given pro forma effect or are reasonably expected to be realized, such savings, reductions and improvements may be included in the pro forma calculations to the extent permitted to be reflected in pro forma financial statements under Article 11 of Regulation S-X promulgated by the SEC, except that any such pro forma calculation may include cost savings and other operating expense reductions and improvements for such period attributable to the transaction to which pro forma effect is being given (including cost savings and other operating expense reductions and improvements attributable to execution or termination of any contract, reduction of costs related to administrative functions and networks, the termination of any employees or the closing of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction; provided, however, that such adjustments are set forth in a certificate from a Responsible Officer of TWTC which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of such Responsible Officer. Notwithstanding anything to the contrary in the definition of “Asset Sale”, for purposes of this definition, references to “Restricted Subsidiaries” in the definition of “Asset Sale” shall be deemed to refer to “Subsidiaries”.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of TWTC and its Subsidiaries for such period with respect to all outstanding Indebtedness (and cash dividends on Cash Pay Preferred Stock) of TWTC and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements, less any net receipts in respect of Hedge Agreements, to the extent such net costs are allocable to such period in accordance with GAAP and less interest income and capitalized interest).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of TWTC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of TWTC or is merged into or consolidated with TWTC or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of TWTC) in which TWTC or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by TWTC or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of TWTC to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Secured Debt”: at any date, the aggregate principal amount of all Indebtedness of TWTC and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, taken as a whole, (including L/C Obligations but excluding any other contingent obligations of the type described in clause (f) of the definition of “Indebtedness”) that, at such date, is secured by a Lien on assets of TWTC or any of its Subsidiaries.

“Consolidated Senior Secured Leverage Ratio”: at any date, the ratio of (a) Consolidated Senior Secured Debt on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of TWTC ending on such date or as of the end of the fiscal quarter most recently ended for which the Borrower has delivered financial statements to the Lenders as required under Section 6 of this Agreement.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than, in the case of contingent obligations of the type described in clause (f) of the definition of “Indebtedness”, any such obligations not constituting L/C Obligations) of TWTC and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: at any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters of TWTC ending on such date or as of the end of the fiscal quarter most recently ended for which the Borrower has delivered financial statements to the Lenders as required under Section 6 of this Agreement. Notwithstanding the foregoing, for purposes of determining the Consolidated Total Leverage Ratio under Section 7.2(v), Consolidated EBITDA and Consolidated Total Debt shall refer only to the Consolidated EBITDA and Consolidated Total Debt of the Borrower and its Subsidiaries and not TWTC or any Subsidiary of TWTC that is not also the Borrower or a Subsidiary of the Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Note Indenture”: the Indenture, dated as of March 29, 2006, between TWTC and Wells Fargo, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 29, 2006, between TWTC and Wells Fargo, as Trustee, relating to the Convertible Notes, together with all instruments and other agreements entered into by TWTC in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“Convertible Notes”: the 2.375% Convertible Senior Debentures due 2026 of TWTC.

“Current Liquidity”: on any date, the sum of (i) the aggregate amount of cash and Cash Equivalents that would be reflected on a consolidated balance sheet of TWTC and its Subsidiaries prepared as of such date in accordance with GAAP plus (ii) the aggregate amount of Available Revolving Commitments of all Lenders on such date (provided that such amount shall be deemed to be zero if a Revolving Default has occurred and is continuing on such date).

“Current Revolving Termination Date”: as defined in Section 2.8(f).

“Default”: an event which constitutes both (x) a Revolving Default and (y) a Term Loan B Default.

“Defaulting Lender”: subject to Section 2.27(g), any Revolving Lender that (a) has failed to fund all or any portion of the Revolving Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, an Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (c) has notified the Borrower, the Administrative Agent, an Issuing Lender, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, become or is insolvent, become the subject of a bankruptcy or insolvency proceeding, had a receiver, conservator, trustee or custodian appointed for it, or taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.27(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property, but shall not, when used with respect to the definition of “Asset Sale”, include the creation or grant of a security interest, mortgage or other Lien. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of TWTC organized under the laws of any jurisdiction within the United States.

“Engagement Letter”: that separate engagement letter, dated March 20, 2013, among the Borrower, TWTC and the Sole Lead Arranger.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as relating to exposure to Materials of Environmental Concern) or the environment.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “Eurodollar Base Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Notwithstanding the foregoing, for purpose of determining ABR, the Eurodollar Base Rate shall be determined on a daily basis based on a one month Interest Period and if such day is not a Business Day, the Eurodollar Base Rate for such day shall be the Eurodollar Base Rate for the most recent Business Day preceding such day. Each calculation by the Administrative Agent of Eurodollar Base Rate shall be conclusive and binding for all purposes, absent manifest error.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate (other than an ABR Loan).

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: an event which constitutes both (x) a Revolving Event of Default and (y) a Term Loan B Event of Default.

“Exchange”: any exchange of operating assets for other operating assets in a Permitted Line of Business and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including (a) exchanges involving the transfer or acquisition (or both transfer and acquisition) of Capital Stock of a Person so long as 100% of the Capital Stock of such Person is transferred or acquired, as the case may be, and (b) fiber capacity and network swaps. It is understood and agreed that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute “Exchanges” for the purposes of this Agreement so long as the aggregate consideration received by any Subsidiary of TWTC in connection with such exchange represents fair market value for the assets and cash being transferred by TWTC and its Subsidiaries (as determined in good faith by TWTC’s Board of Directors, whose determination shall be conclusive).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: that certain Amended and Restated Credit Agreement, dated as of December 2, 2010, among TWTC, the Borrower, the lenders party thereto and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Expiration Date”: as defined in the definition of the term “Cash Pay Preferred Stock”.

“Extended Revolving Commitment”: any Revolving Commitment (or any portion thereof), the maturity of which is extended one or more times pursuant to Section 2.26.

“Extended Revolving Loan”: any Revolving Loan made pursuant to an Extended Revolving Commitment.

“Extended Term Loan B Loan”: any Term Loan B Loan (or any portion thereof), the maturity of which is extended one or more times pursuant to Section 2.26.

“Extended Term Loan B Loan Termination Date”: the date specified as such in the applicable Extension Offer.

“Extending Revolving Lender”: each Lender holding an Extended Revolving Commitment.

“Extending Term Loan B Lender”: any Lender holding an Extended Term Loan B Loan.

“Extension”: as defined in Section 2.26(a).

“Extension Offer”: as defined in Section 2.26(a).

“Facility”: each of (a) the Term Loan B Commitments and the Term Loan B Loans made thereunder (the “Term Loan B Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC”: the Federal Communications Commission and any successor thereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Lien Debt”: Indebtedness of the Borrower and its Subsidiaries that, as of any date of determination, is secured on a pari passu basis with the Obligations by a Lien on the Collateral securing the Obligations on such date of determination.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Subsidiary of TWTC (whether now or hereafter existing or acquired) that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders, repaid by the Borrower or Cash Collateralized in accordance with the terms hereof.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Sections 4.1 and 4.22. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then TWTC and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating TWTC’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by TWTC, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or, if applicable, the SEC or the International Accounting Standards Board.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement, to be executed and delivered by TWTC, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by TWTC or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“High Yield Notes”: the collective reference to the 2018 Senior Notes, the 2022 Senior Notes, any Additional Senior Notes, the Convertible Notes and any Indebtedness permitted under Section 7.2(v) and any Permitted Refinancing Indebtedness of any of the foregoing.

“Immaterial Subsidiary”: any Subsidiary designated as an “Immaterial Subsidiary” by the Borrower in a written notice to the Administrative Agent which, when considered together with all other Immaterial Subsidiaries previously so designated by the Borrower which have not lost their designation as an “Immaterial Subsidiary” under the terms of the proviso below, have assets whose book value is not greater than 5% of the book value of the consolidated assets of TWTC and its Subsidiaries as shown on the most recent financial statements furnished by the Borrower to the Revolving Lenders under Section 6.1 or to the Term Loan B Lenders under Section 9.15; provided, however, that, any Subsidiary designated as an Immaterial Subsidiary under the method described above shall continue to be an Immaterial Subsidiary unless and until (a) the Borrower provides written notice to the Administrative Agent that such Immaterial Subsidiary shall no longer constitute an Immaterial Subsidiary or (b) the financial statements of the Borrower furnished to the Revolving Lenders under Section 6.1 or to the Term Loan B Lenders under Section 9.15 at any time after the designation of such Subsidiary as an Immaterial Subsidiary shall demonstrate that, in the aggregate, Subsidiaries designated by the Borrower as Immaterial Subsidiaries have assets whose book value is greater than 5% of the book value of the consolidated assets of TWTC and its Subsidiaries as reflected on such newly delivered financial statements and, in such circumstance, the Borrower shall promptly select one or more Immaterial Subsidiaries to be designated as not being Immaterial Subsidiaries such that the 5% threshold described above would no longer be violated and any Subsidiary so selected by the Borrower shall cease to be an Immaterial Subsidiary for all purposes of this Agreement and the other Loan Documents and shall promptly become a party to the Guarantee and Collateral Agreement in accordance with, and shall take such other actions as required by, Section 5.10 of the Guarantee and Collateral Agreement, unless and until such Subsidiary is re-designated as an Immaterial Subsidiary as provided above.

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit D-2.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Facility”: collectively, each Incremental Revolving Facility and each Incremental Term Loan Facility.

“Incremental Revolving Facility”: as defined in Section 2.1(b).

“Incremental Term Loans”: as defined in Section 2.1(c).

“Incremental Term Loan Facility”: as defined in Section 2.1(c).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person with respect to Cash Pay Preferred Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 7.2, 8(e) and 10(d) only, all obligations of such Person in respect of derivative transactions (including, without limitation, Hedge Agreements). For purposes of this definition, the principal amount of any Cash Pay Preferred Stock shall be deemed to be its liquidation value. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indentures”: the collective reference to the 2018 Senior Note Indenture, the 2022 Senior Note Indenture, the Convertible Note Indenture and any indenture or other similar governing document with respect to any other High Yield Notes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordinated Note”: a promissory note of the Borrower or a Wholly Owned Subsidiary Guarantor, substantially in the form of Exhibit G.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December while such Loan is outstanding and on the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day during such period that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than (x) any Revolving Loan that is an ABR Loan and (y) any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, with the consent of all Revolving Lenders (in the case of a Revolving Loan) or all Term Loan B Lenders under the applicable Tranche (in the case of a Tranche of a Term Loan B Loan) nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing, notice of continuation or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, with the consent of all Revolving Lenders (in the case of a Revolving Loan) or all Term Loan B Lenders under the applicable Tranche (in the case of a Tranche of a Term Loan B Loan) nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond (A) in the case of a Revolving Loan, the earliest Revolving Termination Date in effect and (B) in the case of the Term Loan B Loans, the date final payment is due on the Term Loan B Loans under the Tranche to which such Interest Period applies;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service, or any successor thereto.

“Issuing Lender”: any Revolving Lender that has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not unreasonably be delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Latest Applicable Revolving Termination Date”: as of any date of determination, the latest final maturity date with respect to any Revolving Loan or Revolving Commitment under any Tranche that is in effect as of such date of determination.

“Latest Applicable Termination Date”: as of any date of determination, the latest final maturity date with respect to any Loan or Commitment under any Tranche that is in effect as of such date of determination.

“L/C Commitment”: $25,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and each Revolving Termination Date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Presentation”: the Lender Presentation dated March 2013, including all attachments, exhibits and supplements thereto furnished to the Lenders on or prior to the Closing Date.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: TWTC, the Borrower and each Subsidiary Guarantor; it being expressly understood and agreed that (i) from and after the date that a Subsidiary Guarantor has been released, whether pursuant to Section 11.15 or otherwise, such Person shall not thereafter be considered a Loan Party for purposes of this Agreement or any other Loan Document, and (ii) the final proviso to the definitions of “Subsidiary Guarantor” and “Specified Subsidiary” shall be applicable with respect to each Incremental Facility.

“Majority Facility Lenders”: at any time, (i) the Required Revolving Lenders and (ii) the Required Term Loan B Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(b).

“Material Acquisition”: any acquisition with total cash consideration paid by TWTC or any of its Subsidiaries that is in excess of $1,000,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of TWTC and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent or any Lender hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Collateral Amount”: at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Lender in their sole discretion.

“Minimum Extension Condition” has the meaning specified in Section 2.26(c).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof, in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when, and to the extent, received), net of all attorneys’ fees and expenses, accountants’ fees and expenses, investment banking fees and expenses, amounts required to be applied to the repayment of First Lien Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of all taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of all attorneys’ fees and expenses, investment banking fees and expenses, accountants’ fees and expenses, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.1(d).

“New Lender Supplement”: as defined in Section 2.1(d).

“Non-Cash Pay Preferred Stock”: any preferred stock of a Person that does not qualify as Cash Pay Preferred Stock.

“Non-Consenting Lender”: as defined in Section 2.23(c).

“Non-Defaulting Lender”: at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Notes”: the collective reference to the promissory notes evidencing Loans and Commitments hereunder.

“Obligations”: the collective reference to (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, in the case of Hedge Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Engagement Letter, the Letters of Credit, any Hedge Agreement entered into with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, and (b) all Cash Management Obligations owed to any Lender or any Affiliate of any Lender, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Principal Amount”: with respect to any Term Loan B Loans, the principal amount of such Term Loan B Loans as of the date such Loans were made without giving effect to any subsequent repayment or prepayment.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Participant”: a Revolving Participant or a Term Loan B Participant.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006.

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Single Employer Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Acquisitions”: any acquisition, by merger, consolidation, purchase or otherwise, by TWTC, the Borrower or any of their respective Subsidiaries of assets or Capital Stock of a Person or division or line of business of a Person so long as (a) no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (b) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1, if, as and to the extent then in effect.

“Permitted Line of Business”: as defined in Section 7.15(a).

“Permitted Notes”: any notes or bonds of the Borrower issued after the Closing Date pursuant to one or more indentures or agreements; provided that:

(a) the terms of the Indebtedness evidenced thereby do not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or final maturity prior to the date that is six months after the Latest Applicable Termination Date (other than call rights, customary offers to repurchase upon a change of control, asset sale or insurance recovery and customary acceleration rights after an event of default);

(b) the covenants and events of default applicable thereto shall not be more restrictive in any material respect than those set forth in this Agreement and the other Loan Documents (and prior to the issuance of such Indebtedness, the Borrower shall deliver to the Administrative Agent a statement of the chief financial officer of the Borrower stating that the Borrower has determined in good faith that such covenants and events of default satisfy the foregoing requirement);

(c) no Person shall at any time be a guarantor of such Indebtedness unless such Person is at such time a Loan Party;

(d) each issue of Permitted Notes shall constitute (i) First Lien Debt or (ii) Second Lien Debt; provided that such Permitted Notes (A) shall not be secured by any Lien on any assets of TWTC or any of its Subsidiaries other than Liens on the Collateral (on terms and conditions that are substantially similar to those contained in the Security Documents and acceptable to the Administrative Agent) and (B) shall be subject to the terms of an intercreditor agreement and such other documentation setting forth the relative priorities to the Collateral, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent and which the Lenders hereby irrevocably authorize and direct the Administrative Agent to execute and deliver without any further consent by the Lenders; and

(e) the Administrative Agent shall have received at least 10 Business Days’ prior written notice from the Borrower of the respective issuance of Permitted Notes and, at the request of the Administrative Agent, prior to the issuance of Permitted Notes constituting First Lien Debt, the Borrower shall have (i) executed such amendments or modifications to the Security Documents that the

Administrative Agent may reasonably request and, if requested by the Administrative Agent, delivered an opinion of counsel for the relevant Loan Party reasonably satisfactory to the Administrative Agent with respect to the such modification and (ii) executed such amendments or modifications to this Agreement or any of the other Loan Documents or entered into such additional Loan Documents as the Administrative Agent may reasonably request.

“Permitted Notes Documents”: any document or instrument issued or executed and delivered with respect to any Permitted Notes by any Loan Party.

“Permitted Refinancing Indebtedness”: any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement, (b) the final maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) the primary obligor of such Refinancing Indebtedness shall be the same as the primary obligor of the Refinanced Indebtedness except that TWTC may incur Refinancing Indebtedness in respect of Refinanced Indebtedness of the Borrower or any Subsidiary Guarantor, (d) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness, (e) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement and (f) the terms of such Refinancing Indebtedness are not materially more restrictive on TWTC and its Subsidiaries, when taken as a whole, than the terms of the Refinanced Indebtedness.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Option Notice”: as defined in Section 2.12(b).

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prime Rate”: as defined in the definition of “ABR”.

“Projections”: as defined in Section 6.2(c).

“Properties”: the facilities and properties owned, leased or operated by TWTC or any of its Subsidiaries.

“Rating Categories”: (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the High Yield Notes (other than the Convertible Notes) has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Decline”: (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the 2022 Senior Notes by both Moody’s and S&P or (ii) a withdrawal of the rating of the 2022 Senior Notes by both Moody’s and S&P, in each case directly as a result of a Revolving Change of Control or a Term Loan B Change of Control, as applicable; provided, however, that such decrease or withdrawal occurs on, or within 45 days following, the date of public notice of the occurrence of a Revolving Change of Control or a Term Loan B Change of Control, as applicable, or of the intention by the Borrower, TWTC or a stockholder of the Borrower or TWTC, as applicable, to effect a Revolving Change of Control or a Term Loan B Change of Control, as applicable, which period shall be extended so long as the rating of the 2022 Senior Notes relating to the Revolving Change of Control or Term Loan B Change of Control, as applicable, as noted by the rating agency is under publicly announced consideration for downgrade by the applicable rating agency.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of TWTC or any of its Subsidiaries.

“Refunded Swingline Loans”: as defined in Section 2.8(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, (i) the portion (if any) of the aggregate Net Cash Proceeds received by TWTC or any of its Subsidiaries in connection therewith that have not been applied to prepay the Term Loan B Loans pursuant to Section 2.12(a) as a result of the delivery of a Reinvestment Notice minus (ii) any amounts invested during the period commencing 6 months prior to such Reinvestment Event and ending on the date of such Reinvestment Event in property and assets of a nature or type or that are used in a business (or in one or more Persons having property and assets of a nature or type, or engaged in a business) similar or related to the nature and type of the property and assets of, or the business of, TWTC or any Subsidiary thereof on the date of such Reinvestment Event.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of TWTC following the receipt by TWTC or any Subsidiary thereof of Net Cash Proceeds from one or more Asset Sales or Recovery Events stating that (x) no Term Loan B Event of Default has occurred and is continuing at the date of such notice and (y) TWTC or a Subsidiary thereof intends and expects to use within 12 months of such Asset Sale or Recovery Event all or a specified portion of the Net Cash Proceeds received from such Asset Sale(s) or Recovery Event(s) to purchase or otherwise acquire, or to make an Investment in, property and assets (other than current assets) of a nature or type or that are used in a business (or in one or more Persons having property and assets of a nature or type, or engaged in a business) similar or related to the nature and type of the property and assets of, or the business of, TWTC and its Subsidiaries on the date of such purchase, acquisition, or Investment (as determined in good faith by TWTC’s Board of Directors, whose determination shall be conclusive).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the excess, if any, of (i) the Reinvestment Deferred Amount relating thereto over (ii) the aggregate amount expended by TWTC or any Subsidiary thereof during the period commencing with such Reinvestment Event and ending twelve months after such Reinvestment Event.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the date occurring one year after such Reinvestment Event.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Termination Date”: as defined in Section 11.13.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the Available Term Loan B Commitments then in effect plus the aggregate unpaid principal amount of the Term Loan B Loans then outstanding and (ii) the Total Revolving Commitments or, if all of the Revolving Commitments have been terminated or have expired, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Commitment of, and the portion of the Revolving Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded when determining both such percentage and such sum in connection with making a determination of Required Lenders.

“Required Revolving Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if all of the Revolving Commitments have terminated, the holders of more than 50% of the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Commitment of, and the portion of the Revolving Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded when determining both such percentage and (as applicable) the Total Revolving Commitments or the Total Revolving Extensions of Credit in connection with making a determination of Required Revolving Lenders.

“Required Term Loan B Lenders”: at any time, the holders of more than 50% of the Available Term Loan B Commitments plus the aggregate unpaid principal amount of the Term Loan B Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, treasurer, chief financial officer or chief accounting officer of TWTC or the Borrower, as applicable, but in any event, with respect to financial matters, the chief financial officer of TWTC or the Borrower, as applicable.

“Restricted Payments”: for purposes of Section 7, as defined in Section 7.6 and, for purposes of Section 9, as defined in Section 9.3.

“Restricted Subsidiary”: as defined in the 2022 Senior Note Indenture as in effect on the Closing Date, without giving effect to any amendment, supplement or other modification without the consent of the Required Term Loan B Lenders.

“Revolving Applicable Margin”: for any day, the applicable rate per annum set forth in the Pricing Grid for Revolving Loans.

“Revolving Assignee”: as defined in Section 12.6(c)(i).

“Revolving Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E-1.

“Revolving Assignor”: as defined in Section 12.6(c)(i).

“Revolving Change of Control”: (i) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has become the ultimate “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of TWTC’s voting stock, on a fully diluted basis; (ii) individuals who on October 2, 2012 constitute the Board of Directors of TWTC (together with any new directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders or members, as the case may be, of TWTC was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on October 2, 2012 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or (iii) TWTC ceases to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement and any Liens created thereon to secure Permitted Notes or Guarantee Obligations related to the Permitted Notes).

“Revolving Change of Control Triggering Event”: the occurrence of both a Revolving Change of Control and a Rating Decline.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to make or to participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 (as such schedule may be amended or amended and restated as of the closing date of any Incremental Revolving Facility or any Extension of the Revolving Commitments) or in any Revolving Assignment and Acceptance to which such Revolving

Lender is a party, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate principal amount of the Revolving Commitments on the Closing Date is $100,000,000. Except as expressly provided herein, “Revolving Commitment” includes (without duplication) any Extended Revolving Commitment of any Lender.

“Revolving Commitment Fee Rate”: for any day, the applicable rate per annum set forth in the Pricing Grid for Revolving Loans.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Compliance Certificate”: a certificate duly executed by a Responsible Officer of TWTC substantially in the form of Exhibit B.

“Revolving Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Revolving Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Revolving Lender then outstanding, (b) such Revolving Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Revolving Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of the term “Facility”.

“Revolving Lender”: each Lender (including any Extending Revolving Lender) that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: any revolving loans made pursuant Section 2.1(a), including, without limitation, any Extended Revolving Loans.

“Revolving Notes”: the collective reference to any promissory note issued at the request of a Revolving Lender, substantially in the form of Exhibit H-1, evidencing one or more Revolving Loans, as any such note may be amended, extended or otherwise modified from time to time.

“Revolving Participant”: as defined in Section 12.6(b)(i).

“Revolving Participant Register”: as defined in Section 12.6(b)(i).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Revolving Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after all Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Register”: as defined in Section 12.6(d)(i).

“Revolving Termination Date”: (a) with respect to each Revolving Commitment (other than any Extended Revolving Commitment), April 17, 2018 and (b) with respect to each Extended Revolving Commitment and each Extended Revolving Loan, the applicable date specified as such in the applicable Extension Offer.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Debt”: Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on the Collateral that is junior in priority to the Obligations.

“Secured Obligations”: the collective reference to all obligations secured pursuant to the Guarantee and Collateral Agreement including, without limitation, the “Subsidiary-Guarantor Obligations” and “Borrower Obligations”, each as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement and (b) all other security documents (including mortgages or deeds of trust) hereafter delivered by a Loan Party to the Collateral Agent granting a first priority Lien on any property of such Loan Party to secure (inter alia) the Obligations and/or certain other Indebtedness or obligations secured on a pari passu basis with the Obligations.

“Shell Subsidiary”: any Subsidiary of TWTC (x) that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Capital Stock) with an aggregate value not exceeding $10,000 and (b) no business or operations or (y) that satisfies the requirements of clause (x)(a) above and is in the process of being liquidated or wound up in a voluntary liquidation.

“Significant Subsidiary”: as defined in the 2022 Senior Note Indenture, as in effect on the Closing Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sole Lead Arranger”: Wells Fargo Securities, LLC.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” after giving effect to the expected value of rights of indemnity, contribution and subrogation, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured after giving effect to the expected value of rights of indemnity, contribution and subrogation, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature after giving effect to the expected value of rights of indemnity, contribution and subrogation. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control Triggering Event”, or like event, as defined in any Indenture (or any indenture or other documentation governing any Permitted Notes, any Indebtedness of TWTC permitted by Section 7.2(s) or any Permitted Refinancing Indebtedness).

“Specified Subsidiary”: any Subsidiary formed or acquired after the Closing Date and identified as a “Specified Subsidiary” by TWTC in a written notice to the Administrative Agent and for which the approvals of any Governmental Authority or of any third party (other than TWTC or a Subsidiary) required (x) to permit TWTC or a Subsidiary to pledge the Capital Stock of such Subsidiary under the Guarantee and Collateral Agreement and/or (y) to permit such Subsidiary to become a party to the Guarantee and Collateral Agreement are unable to be obtained within 30 days following the formation or acquisition thereof; provided, that if (and for so long as) any such Subsidiary shall become and be a party to the Guarantee and Collateral Agreement, it shall cease to be a “Specified Subsidiary”; and provided, further, that notwithstanding the foregoing, a Subsidiary that would have been a “Specified Subsidiary” but for the operation of the foregoing proviso shall, with respect to any Incremental Facility and the liabilities and obligations of the Loan Parties thereunder and in connection therewith, nevertheless remain a “Specified Subsidiary” (and shall not be a “Subsidiary Guarantor”) with respect to such Incremental Facility until the earlier to occur of (i) such Specified Subsidiary’s receipt of all necessary consents, approvals, and authorizations from any Governmental Authority as are required to enable such Specified Subsidiary to guarantee the “Subsidiary-Guarantor Obligations” (under and as defined in the Guarantee and Collateral Agreement) and (ii) the 180th day (or such greater number of days as the Administrative Agent may agree) next following the effective date of such Incremental Facility.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of TWTC.

“Subsidiary Guarantor”: each Subsidiary of TWTC other than (a) the Borrower, (b) any Foreign Subsidiary, (c) any Shell Subsidiary, (d) any Immaterial Subsidiary and (e) any Specified Subsidiary; provided, that a Subsidiary shall not be deemed to be a “Subsidiary Guarantor” until and unless it has become a party to the Guarantee and Collateral Agreement and shall cease to be a “Subsidiary Guarantor” from and after the date that it has been released, whether pursuant to Section 11.15 or otherwise; and provided, further, that notwithstanding the foregoing, a Specified Subsidiary that would have become a “Subsidiary Guarantor” as a result of the operation of the foregoing proviso shall, with respect to any Incremental Facility and the liabilities and obligations of the Loan Parties thereunder and in connection therewith, nevertheless remain a “Specified Subsidiary” (and shall not be a “Subsidiary Guarantor”) with respect to such Incremental Facility until the earlier to occur of (i) such Specified Subsidiary’s receipt of all necessary consents, approvals, and authorizations from any Governmental Authority as are required to enable such Specified Subsidiary to guarantee the “Subsidiary-Guarantor Obligations” (under and as defined in the Guarantee and Collateral Agreement) pursuant to Section 2 of the Guarantee and Collateral Agreement and to secure the “Subsidiary-Guarantor Obligations” (as so defined) pursuant to Section 3 thereof, and (ii) the 180th day (or such other later day as the Administrative Agent may agree) next following the effective date of such Incremental Facility.

“Supermajority Revolving Lenders”: at any time, the holders of more than 66 2/3% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the holders of more than 66 2/3% of the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Commitment of, and the portion of the Revolving Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded when determining both such percentage and (as applicable) the Total Revolving Commitments or the Total Revolving Extensions of Credit, in connection with making a determination of Supermajority Revolving Lenders.

“Supermajority Term Loan B Lenders”: at any time, the holders of more than 66 2/3% of the Available Term Loan B Commitments plus the aggregate unpaid principal amount of the Term Loan B Loans then outstanding.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.7 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: Wells Fargo, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.7.

“Swingline Participation Amount”: as defined in Section 2.8(c).

“Syndication Agents”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan B Applicable Margin”: (a) in the case of ABR Loans, 1.50%, and (b) in the case of Eurodollar Loans, 2.50%.

“Term Loan B Assignee”: as defined in Section 12.6(c)(ii).

“Term Loan B Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E-2.

“Term Loan B Assignor”: as defined in Section 12.6(c)(ii).

“Term Loan B Change of Control”: (i) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has become the ultimate “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of TWTC’s voting stock, on a fully diluted basis; (ii) individuals who on October 2, 2012 constitute the Board of Directors of TWTC (together with any new directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders or members, as the case may be, of TWTC was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on October 2, 2012 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or (iii) TWTC ceases to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement and any Liens created thereon to secure Permitted Notes or Guarantee Obligations related to Permitted Notes).

“Term Loan B Change of Control Triggering Event”: the occurrence of both a Term Loan B Change of Control and a Rating Decline.

“Term Loan B Change of Control Prepayment Amount”: as defined in Section 2.25(b).

“Term Loan B Commitment”: as to any Lender, the obligation of such Lender, if any, to make Term Loan B Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan B Commitment” opposite such Lender’s name on the Term Loan B Register or in the Term Loan B Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Term Loan B Commitments is $520,000,000.

“Term Loan B Default”: any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Term Loan B Event of Default”: any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Term Loan B Facility”: as defined in the definition of the term “Facility”.

“Term Loan B Lender”: each Lender (including any Extending Term Loan B Lender) that has a Term Loan B Commitment or that holds Term Loan B Loans.

“Term Loan B Loans”: any term loan made pursuant to Section 2.4(a), including, without limitation, any Extended Term Loan B Loans.

“Term Loan B Notes”: the collective reference to any promissory note issued at the request of a Term Loan B Lender, substantially in the form of Exhibit H-2, evidencing one or more Term Loan B Loans, as any such note may be amended, extended or otherwise modified from time to time.

“Term Loan B Participant”: as defined in Section 12.6(b)(ii).

“Term Loan B Participant Register”: as defined in Section 12.6(b)(ii).

“Term Loan B Percentage”: as to any Term Loan B Lender at any time, the percentage which such Lender’s Term Loan B Commitment then constitutes of the aggregate Term Loan B Commitments (or, at any time after the Term Loan B Commitments have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Term Loan B Loans then outstanding constitutes of the aggregate principal amount of the Term Loan B Loans then outstanding).

“Term Loan B Prepayment Amount”: as defined in Section 2.12(b).

“Term Loan B Register”: as defined in Section 12.6(d)(ii).

“Term Loan B Termination Date”: (a) with respect to the Term Loan B Loans (other than any Extended Term Loan B Loans), April 17, 2020 and (b) with respect to any Extended Term Loan B Loan, the applicable date specified as such in the applicable Extension Offer.

“Termination Date”: as applicable, (a) with respect to any Revolving Commitments (or any portions thereof) and any Revolving Loans thereunder that have not been extended pursuant to Section 2.26, the Revolving Termination Date applicable thereto, (b) with respect to any Term Loan B Loans thereunder that have not been extended pursuant to Section 2.26, the Term Loan B Termination Date applicable thereto, (c) with respect to any Extended Revolving Commitment (or any portions thereof) and any Revolving Loans thereunder (including any portion of the Swingline Commitment, Swingline Loans, L/C Commitment or Letter of Credit extended in connection therewith), the Revolving Termination Date applicable thereto and (d) with respect to any Extended Term Loan B Loans and any Term Loan B Loans thereunder, the Extended Term Loan B Loan Termination Date applicable thereto.

“Time Warner Arrangements”: the collective reference to the capacity license of optical fibers and other property and the facilities leases between TWTC and Time Warner Cable.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Term Loan B Commitments”: at any time, the aggregate amount of the Term Loan B Commitments then in effect.

“Tranche”: each of (a) the Revolving Commitments (excluding any Extended Revolving Commitments), (b) the Term Loan B Loans, (c) after giving effect to Section 2.26, any Extended Revolving Commitments created on the same date pursuant to the same Extension Offer and having the same final maturity and having the same interest rate and fees, (d) after giving effect to Section 2.26, any Term Loan B Loans created on the same date pursuant to the same Extension Offer and having the same final maturity and having the same interest rate and fees, and (e) after giving effect to the making of any Incremental Term Loans pursuant to Section 2.1(c), each separate group of Incremental Term Loans made on the same date pursuant to Section 2.1(c) and having the same final maturity and having the same interest rate and fees and amortization. For avoidance of doubt, any Extended Term Loan B Loans shall constitute a separate Tranche of Term Loan B Loans from the Tranche of Term Loan B Loans from which they were converted and shall cease to be the applicable Term Loan B Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Tranche of Revolving Commitments from the Tranche of Revolving Commitments from which they were converted.

“Transferee”: any Assignee or Participant.

“2018 Senior Note Indenture”: the Indenture, dated as of March 17, 2010, among TWTC, the Borrower, certain of their respective affiliates, and Wells Fargo, as Trustee, relating to the Borrower’s 2018 Senior Notes, as amended, supplemented and or otherwise modified from time to time in accordance with Section 7.9, together with all instruments and other agreements entered into by TWTC or any of its affiliates in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“2018 Senior Notes”: the 8% Senior Notes due 2018 of the Borrower.

“2022 Senior Note Indenture”: subject to Section 9.1, the Indenture, dated as of October 2, 2012, among TWTC, the Borrower, certain of their respective affiliates, and Wells Fargo, as Trustee, relating to the Borrower’s 2022 Senior Notes, as amended, supplemented and or otherwise modified from time to time in accordance with Section 7.9, together with all instruments and other agreements entered into by TWTC or any of its affiliates in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“2022 Senior Notes”: the 5.375% Senior Notes due 2022 of the Borrower.

“TWTC”: as defined in the preamble hereto.

“TWTC Guarantee”: the Guarantee of TWTC of (a) the Obligations of the Borrower with respect to the Term Loan B Loans and (b) the Obligations of the other Loan Parties with respect to Hedge Agreements entered into with a Lender or an Affiliate of a Lender and Cash Management Obligations owed to a Lender or an Affiliate of a Lender pursuant to the Guarantee and Collateral Agreement.

“TWTC Subsidiary Guarantee”: the Guarantee of the Subsidiary Guarantors of (a) the Obligations of the Borrower and (b) the Obligation of the other Loan Parties with respect to Hedge Agreements entered into with a Lender or an Affiliate of a Lender and Cash Management Obligations owed to a Lender or an Affiliate of a Lender with respect to the Term Loan B Loans pursuant to the Guarantee and Collateral Agreement.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect in the State of New York.

“United States”: the United States of America.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(g).

“Weighted Average Life to Maturity”: means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo”: as defined in the preamble hereto.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of TWTC.

“Withholding Agent”: the Borrower and the Administrative Agent.

1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or in any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to TWTC, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not so defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1. Revolving Commitments; Additional Commitments; Incremental Facilities.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding (other than any such L/C Obligations to be concurrently repaid with the proceeds of a Revolving Loan), and (ii) the aggregate principal amount of the Swingline Loans then outstanding (other than any such Swingline Loan to be concurrently repaid with the proceeds of a Revolving Loan), does not exceed the amount of such Revolving Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

(b) The Borrower and any one or more Revolving Lenders (including New Lenders) may, with the consent of the Administrative Agent (such consent not unreasonably to be delayed, conditioned or withheld), at any time and from time to time after the Closing Date, agree that such Revolving Lenders shall increase the amount of their Revolving Commitments (each, an “Incremental Revolving Facility”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increased Revolving Commitments, (ii) the applicable Tranche of Revolving Commitments to be increased and (iii) the applicable Increased Facility Closing Date;

provided that after giving effect to any Incremental Revolving Facility and the borrowings contemplated thereunder, no Revolving Default or Revolving Event of Default shall have occurred and be continuing. Each such Incremental Revolving Facility shall mature on the Revolving Termination Date for the applicable Tranche and shall be subject to the same terms and conditions (including pricing) as the Tranche of Revolving Commitments being increased by such Incremental Revolving Facility. No Lender shall have any obligation to participate in an Incremental Revolving Facility unless it agrees in writing to do so in its sole discretion. In addition, without the consent of the Majority Facility Lenders, the aggregate principal amount of any requested Incremental Revolving Facility, to the extent not used on the applicable Increased Facility Closing Date to refinance, refund, renew, extend or replace (as applicable) all or any portion of Term Loan B Loans, Incremental Term Loans or Permitted Notes that constitute First Lien Debt, shall not exceed $300,000,000 less the sum of the aggregate initial principal amount of all Incremental Revolving Facilities, all Incremental Term Loan Facilities and all Permitted Notes incurred after the Closing Date to the extent that proceeds thereof were not used to refinance, refund, renew, extend or replace (as applicable) all or any portion of Term Loan B Loans, Incremental Term Loans or Permitted Notes that constitute First Lien Debt; provided that any Indebtedness incurred pursuant to clause (B) of the last sentence of Section 2.1(c) or pursuant to subclause (y) of Section 7.2(u) shall not reduce the $300,000,000 limit set forth above.

(c) As an alternative or in addition to Section 2.1(b) above, the Borrower and any one or more Lenders (including New Lenders) may, with the consent of the Administrative Agent (such consent not unreasonably to be delayed, conditioned or withheld), at any time and from time to time after the Closing Date, agree that such Lenders shall make one or more term loan facilities or increases to the Term Loan B Facility (each, an “Incremental Term Loan Facility”; the loans thereunder, the “Incremental Term Loans”) available to the Borrower. Each Incremental Term Loan Facility may be documented by a supplement to this Agreement signed by TWTC, the Borrower, the Administrative Agent and the Lenders party thereto. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) as of the closing of each such Incremental Term Loan Facility, such Incremental Term Loans shall not have a stated maturity prior to the Latest Applicable Termination Date, (ii) as of the closing of each Incremental Term Loan Facility, the Weighted Average Life to Maturity of any Tranche of Incremental Term Loans made pursuant to this Section 2.1(c) shall be equal to or longer than the remaining Weighted Average Life to Maturity of each Tranche of outstanding Term Loan B Loans and (iii) after giving effect to any Incremental Term Loan Facility and the borrowings contemplated thereunder, no Revolving Default or Revolving Event of Default shall have occurred and be continuing. No Lender shall have any obligation to participate in an Incremental Term Loan Facility unless it agrees in writing to do so in its sole discretion. In addition, without the consent of the Majority Facility Lenders, the aggregate principal amount of any requested Incremental Term Loan Facility, to the extent not used on the effective date thereof to refinance, refund, renew, extend or replace (as applicable) then existing Term Loan B Loans, Incremental Term Loans or Permitted Notes that constitute First Lien Debt, shall not exceed the greater of: (A) $300,000,000 less the sum of the aggregate initial principal amount of all Incremental Revolving Facilities, all Incremental Term Loan Facilities and all Permitted Notes incurred after the Closing Date to the extent that proceeds thereof were not used to refinance, refund, renew, extend or replace (as applicable) all or any portion of Term Loan B Loans, Incremental Term Loans or Permitted Notes that constitute First Lien Debt and (B) the amount which would cause the Consolidated Senior Secured Leverage Ratio, calculated on a pro forma basis and after giving effect to the incurrence of such Incremental Term Loan Facility and the application of proceeds thereof, to exceed 3.25 to 1.0; provided that any Indebtedness incurred pursuant to clause (B) or pursuant to subclause (y) of Section 7.2(u) shall not reduce the $300,000,000 limit set forth above.

(d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (such consent not unreasonably to be delayed, conditioned or withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(b) or 2.1(c) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit D-1 (with such additions, deletions and other modifications to such form as may be required to properly identify the applicable Incremental Facility and the rights and obligations of the New Lender (as hereinafter defined) thereunder and in connection therewith, it being expressly understood and agreed that such additions, deletions and modifications shall be satisfactory to the Administrative Agent (such approval not unreasonably to be delayed, conditioned or withheld) and the Borrower), whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(e) On the Increased Facility Closing Date for each Incremental Revolving Facility, the outstanding Revolving Loans and Revolving Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent among the Revolving Lenders (including the Revolving Lenders providing such Incremental Revolving Facility) in accordance with their Revolving Percentages after giving effect to such Incremental Revolving Facility and the Revolving Lenders (including the Revolving Lenders providing such Incremental Revolving Facility) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.21 in connection with such reallocation as if such reallocation were a repayment.

2.2. Procedure for Revolving Loan Borrowing. In order to effect a borrowing under the Revolving Facility, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an aggregate amount equal to (w) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $5,000,000, such lesser amount) and (x) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.8. Upon receipt of such notice the Administrative Agent shall promptly notify each Revolving Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower, each Revolving Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Revolving Loan to be made by such Revolving Lender. The Administrative Agent shall promptly credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders, in each case in immediately available funds.

2.3. Repayment of Revolving Loans.

(a) The Borrower shall repay all outstanding Revolving Loans as follows:

(i) all outstanding Revolving Loans (other than Extended Revolving Loans) shall be repaid in full on the date set forth in clause (a) of the definition of Revolving Termination Date; and

(ii) all outstanding Extended Revolving Loans shall be repaid in full on the date set forth in clause (b) of the definition of Revolving Termination Date.

(b) If on any date the Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect, the Borrower shall, on such date, repay outstanding Revolving Loans and/or Cash Collateralize Letters of Credit so that the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments then in effect.

2.4. Term Loan B Loans.

(a) Subject to the terms and conditions hereof, each Term Loan B Lender severally agrees to make term loans to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Term Loan B Commitment. The Term Loan B Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.6 and 2.13.

(b) Subject to the terms and conditions hereof, each Extended Term Loan B Loan shall be governed by the applicable Extension Offer.

2.5. Repayment of Term Loan B Loans.

(a) On the last day of each March, June, September, and December of each year, commencing September 30, 2013, and until the Term Loan B Termination Date, the Borrower shall repay the outstanding Term Loan B Loans in an amount equal to 1/4 of 1% of the Original Principal Amount of the Term Loan B Loans. The Borrower shall repay all remaining outstanding Term Loan B Loans on the Term Loan B Termination Date.

(b) Each Extended Term Loan B Loan shall be repaid as specified in the applicable Extension Offer for such Extended Term Loan B Loan; provided that the Borrower shall repay all remaining outstanding Extended Term Loan B Loans of any particular Tranche on the applicable Extended Term Loan B Loan Termination Date for such Tranche.

2.6. Procedure for Term Loan B Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the Closing Date (or such shorter period as the Term Loan B Lenders shall agree), in the case of Eurodollar Loans so long as the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.21 of this Agreement, or (b) one Business Day prior to the Closing Date, in the case of ABR Loans) requesting that the Term Loan B Lenders make the Term Loan B Loans on the Closing Date and specifying (i) the amount and Type of Term Loan B Loans to be borrowed, (ii) the requested Borrowing Date (which shall be the Closing Date) and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan B Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan B Loan or Term Loan B Loans to be made by such Term Loan B Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan B Lenders in immediately available funds.

2.7. Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if (a) after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or (b) the conditions set forth in Section 5.3 are not satisfied. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on each Revolving Termination Date.

(c) Notwithstanding anything to the contrary contained in this Section 2.7, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Revolving Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.27(c)) with respect to any such Defaulting Lender, including the delivery of Cash Collateral.

2.8. Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall promptly make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds (unless in the notice of borrowing the Borrower gives instructions that the funds shall be wired to another account, in which case the funds shall be so wired to the designated account prior to 3:00 P.M., New York City time).

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such

Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.8(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.8(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.8(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its pro rata portion of such payment (determined based on such Revolving Lender’s Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due)); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.8(b) and to purchase participating interests pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Revolving Default or a Revolving Event of Default or the failure to satisfy any of the other conditions specified in Section 5 (other than Section 5.3); (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) If a Revolving Termination Date occurs (a “Current Revolving Termination Date”) in respect of any Tranche of Revolving Commitments (including, for the avoidance of doubt, Extended Revolving Commitments) when another Tranche of Extended Revolving Commitments is in effect with a later Revolving Termination Date, then on such Current Revolving Termination Date all then outstanding Swingline Loans shall be repaid in full; provided that, if on such Current Revolving Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.9), there shall exist sufficient unutilized Extended Revolving Commitments so that the outstanding Swingline Loans on such Current Revolving Termination Date could be incurred pursuant to the Extended Revolving Commitments remaining in effect after such Current Revolving Termination Date, then (i) there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the Extended Revolving Commitments remaining in effect after such Current Revolving Termination Date, and (ii) such Swingline Loans shall not be so required to be repaid in full on such Current Revolving Termination Date. Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of a Revolving Termination Date with respect to a given Tranche of Revolving Commitments (including, for the avoidance of doubt, Extended Revolving Commitments) shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Swingline Loan made before such Revolving Termination Date.

2.9. Commitment Fees, etc.

(a) Subject to Section 2.27(f), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Revolving Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December prior to, and on, each Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b) The Borrower agrees to pay to the Sole Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and on the dates specified in the Engagement Letter. The Borrower agrees to pay to the Lenders the fees in the amounts and on the dates previously agreed to in writing.

2.10. Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon notice (or, when accompanied by a prepayment of ABR Loans or Eurodollar Loans, not less than one or three Business Days’ notice, respectively) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall, subject to Section 2.26(b), reduce ratably and permanently the Revolving Commitments then in effect.

2.11. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loan B Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.12. Mandatory Prepayments.

(a) If on any date TWTC, the Borrower or any Subsidiary shall receive Net Cash Proceeds in excess of $50,000,000 from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within thirty (30) days after the receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be applied, pursuant to Section 2.12(b), toward the prepayment of the Term Loan B Loans of each Term Loan B Lender that accepts an offer of such prepayment as set forth in Section 2.12(b). If a Reinvestment Notice has been delivered with respect to a Reinvestment Event, then on the relevant Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to such Reinvestment Event shall be applied toward the prepayment of the Term Loan B Loans of each Term Loan B Lender that accepts an offer of such prepayment as set forth in Section 2.12(b). Any prepayments of the Term Loan B Loans of each Term Loan B Lender that accepts an offer of such prepayment shall be made prior to the time when the Borrower is required to make an “Offer to Purchase” (as defined in each of the 2018 Senior Note Indenture and the 2022 Senior Note Indenture) pursuant to Section 4.11(c) of the 2018 Senior Note Indenture or the 2022 Senior Note Indenture, respectively, or any equivalent provision of any other Indenture or any Indebtedness of TWTC permitted under Section 7.2(s).

(b) With respect to the amount of any mandatory prepayment described in Section 2.12(a) (such amount, the “Term Loan B Prepayment Amount”), the Borrower will, on the date specified in Section 2.12(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan B Lender a notice (each, a “Prepayment Option Notice”). As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Loan B Lender a Prepayment Option Notice, which shall be in the form of Exhibit I-1, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is five Business Days after the date of the Prepayment Option Notice, the relevant Term Loan B Loans of such Term Loan B Lender by an amount equal to the portion of the Term Loan B Prepayment Amount indicated in such Term Loan B Lender’s Prepayment Option Notice as being applicable to such Term Loan B Lender’s Term Loan B Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the Administrative Agent for the account of the relevant Term Loan B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loan B Loans in respect of which such Term Loan B Lenders have accepted prepayment as described above and the Borrower shall be entitled to retain the remaining portion of the Term Loan B Prepayment Amount not accepted by the relevant Term Loan B Lenders.

(c) Amounts to be applied in connection with prepayments made as so accepted by the Term Loan B Lenders pursuant to Section 2.12(b) shall be applied to the prepayment of the Term Loan B Loans in accordance with Section 2.18(c). The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loan B Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d) Notwithstanding the foregoing, if any Permitted Notes have been issued as First Lien Debt, then the Borrower may, to the extent required pursuant to the Permitted Notes Documents, prepay Term Loan B Loans and purchase such Permitted Notes (at a purchase price no greater than par plus accrued and unpaid interest) on a pro rata basis in accordance with the respective outstanding principal amounts of the Term Loan B Loans and such Permitted Notes as of the time of the applicable Asset Sale or Recovery Event.

(e) If, during the first six (6) months following the Closing Date, any of the following occurs (any such event, a “Repricing Transaction”):

(i) any prepayment or repayment of the Term Loan B Loans borrowed on the Closing Date with the proceeds of, or any conversion of Term Loan B Loans borrowed on the Closing Date into, any new or replacement Indebtedness bearing interest with an “effective yield” that is less than the “effective yield” applicable to all or a portion of the Term Loan B Loans borrowed on the Closing Date subject to such prepayment or repayment (as such comparative “effective yields” are determined by the Administrative Agent, but, in each case, (A) including the effect of upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount with respect to the Term Loan B Loans subject to such Repricing Transaction and such new or replacement Indebtedness and (B) excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of the Terms Loan B Loans subject to such Repricing Transaction and all the lenders or holders of such new or replacement Indebtedness, as the case may be); or

(ii) any amendment to this Agreement which reduces the “effective yield” (as determined in accordance with clause (i) above) applicable to all or a portion of the Term Loan B Loans borrowed on the Closing Date;

then the Borrower will pay a premium (a “Call Premium”), for the ratable account of each Term Loan B Lender whose Term Loan B Loans are subject to such Repricing Transaction, in an amount equal to one percent (1.0%) of the aggregate principal amount of the Term Loan B Loans subject to such Repricing Transaction (it being understood that any such Call Premium with respect to a Repricing Transaction under clause (ii) above shall be paid to each Non-Consenting Lender that is replaced in such Repricing Transaction pursuant to Section 2.23(c)); provided that no Call Premium shall be paid in connection with any Repricing Transaction resulting from a repayment of the Term Loan B Loans borrowed on the Closing Date in connection with a refinancing, repayment or prepayment with proceeds of any issuance of Indebtedness that is also used to concurrently finance a Material Acquisition or Term Loan B Change of Control. Such Call Premium shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction.

2.13. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that (i) no ABR Loan which is a Revolving Loan may be converted into a Eurodollar Loan which is a Revolving Loan when any Revolving Event of Default has occurred and is continuing and the Administrative Agent or the Required Revolving Lenders have determined in its or their sole discretion not to permit such conversions and (ii) no ABR Loan which is a Term Loan B Loan may be converted into a Eurodollar Loan which is a Term Loan B Loan when any Term Loan B Event of Default has occurred and is continuing and the Administrative Agent or the Required Term Loan B Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) no Eurodollar

Loan which is a Revolving Loan may be continued as such when any Revolving Event of Default has occurred and is continuing and the Administrative Agent or the Required Revolving Lenders have determined in its or their sole discretion not to permit such continuations and (ii) no Eurodollar Loan which is a Term Loan B Loan may be continued as such when any Term Loan B Event of Default has occurred and is continuing and the Administrative Agent or the Required Term Loan B Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14. Limitations on Eurodollar Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.15. Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate then applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16. Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15.

2.17. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Revolving Lenders or the Required Term Loan B Lenders, as the case may be, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) either the Borrower may withdraw any request for a borrowing of Eurodollar Loans or any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans or Term Loan B Loans, as the case may be, that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.18. Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee payable with respect to the Revolving Commitments and, except as set forth below, any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Revolving Lenders. Each borrowing by the Borrower from the Term Loan B Lenders hereunder shall be made pro rata according to the respective Term Loan B Percentages of the relevant Term Loan B Lenders. Notwithstanding the foregoing, the Borrower shall, in accordance with Section 2.3(a), terminate the Revolving Commitments of each Tranche of the Revolving Commitments on the applicable Revolving Termination Date for such Tranche without terminating the Revolving Commitments of the other Tranches.

(b) Except as set forth below, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Notwithstanding the foregoing, the Borrower shall, in accordance with Section 2.3(a), make any required payments of principal and interest on the Revolving Loans of any Tranche on the applicable Revolving Termination Date for such Tranche without making any corresponding payments of the Revolving Loans of the other Tranches.

(c) Except as otherwise provided in Sections 2.12(b) and 2.25(b), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loan B Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loan B Loans then held by the Term Loan B Lenders. The amount of each principal prepayment of the Term Loan B Loans of any Term Loan B Lender shall be applied to reduce ratably the then remaining installments of the Term Loan B Loans of such Term Loan B Lender based upon the then remaining principal amounts thereof. Amounts repaid or prepaid on account of the Term Loan B Loans may not be reborrowed. Notwithstanding the foregoing, the Borrower (i) shall, in accordance with Section 2.5, make any required payments of principal and interest on the Term Loan B Loans of any Tranche on the applicable Term Loan B Loan Termination Date for such Tranche without making any corresponding payments of the Term Loan B Loans of the other Tranches and (ii) may, subject to Section 2.26(b), choose to voluntarily prepay any Tranche of Term Loan B Loans without prepaying any other Tranche.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Revolving Lenders (in the case of a payment made pursuant to the Revolving Facility) or the Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) that are entitled to such payment, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Revolving Lenders (in the case of a payment made pursuant to the Revolving Facility) or the Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) that are entitled to such payment, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) (i) Unless the Administrative Agent shall have been notified in writing by any Revolving Lender prior to a borrowing under the Revolving Facility that such Revolving Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Revolving Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent makes any portion of a Revolving Lender’s share of any borrowing under the Revolving Facility available to the Borrower and such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Revolving Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Revolving Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Revolving Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If the Administrative Agent makes any portion of a Revolving Lender’s share of any borrowing under the Revolving Facility available to the Borrower and such amount is not made available to the Administrative Agent by such Revolving Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum then applicable to ABR Loans, on demand, from the Borrower (it being understood and agreed that any payment by the Borrower pursuant to the foregoing shall be without prejudice to its rights against any defaulting Revolving Lender). If the Borrower and such Revolving Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in such borrowing.

(ii) Unless the Administrative Agent shall have been notified in writing by any Term Loan B Lender prior to a borrowing under the Term Loan B Facility that such Term Loan B Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Term Loan B Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Term Loan B Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Term Loan B Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Term Loan B Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Term Loan B Lender’s share of such borrowing is not made available to the Administrative Agent by such Term Loan B Lender within three Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum then applicable to ABR Loans, on demand, from the Borrower (it being understood and agreed that any payment by the Borrower pursuant to the foregoing shall be without prejudice to its rights against any defaulting Term Loan B Lender). If the Borrower and such Term Loan B Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Term Loan B Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Term Loan B Lender’s Term Loan B Loan included in such borrowing.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to an Issuing Lender (in the case of a payment made pursuant to an L/C Obligation owing to such Issuing Lender), the Swingline Lender (in the case of a payment made pursuant to the Revolving Facility owing to the Swingline Lender), the Revolving Lenders (in the case of payment made pursuant to the Revolving Facility owing to the Revolving Lenders) or the Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) their respective shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from the applicable Issuing Lender (in the case of a payment made to such Issuing Lender with respect to a L/C Obligation owing to such Issuing Lender), the Swingline Lender (in the case of a payment made to the Swingline Lender pursuant to the Revolving Facility), each Revolving Lender (in the case of a payment made to the Revolving Lenders pursuant to the Revolving Facility) or each Term Loan B Lenders (in the case of a payment made pursuant to the Term Loan B Facility) to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Notwithstanding the foregoing clauses, if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.27(b).

2.19. Increased Costs.

(a) If any Change in Law shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender; or

(iii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Lender or such other Recipient, by an amount that such Lender, Issuing Lender or other Recipient deems to be material, of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be required to compensate a Lender, Issuing Lender or other Recipient pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender, Issuing Lender or other Recipient notifies the Borrower of such Lender’s, Issuing Lender’s or other Recipient’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect. If any Lender, Issuing Lender or other Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly (and, in any event, within three months) notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline

Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect.

(c) A certificate of a Lender, Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.20. Taxes.

(a) Defined Terms. For purposes of this Section 2.20, the term “Lender” includes each Issuing Lender and the term “Requirement of Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with any Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with any Requirement of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(b) relating to the maintenance of a Revolving Participant Register or Term Loan B Participant Register, as applicable and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.20, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by any Requirement of Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any Requirement of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.21. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement,

(b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, as the case may be, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans and other extensions of credit affected by such event or assign its rights and obligations hereunder to another of its offices, branches or affiliates, with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, (a) would eliminate or reduce the amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (b) shall cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.23. Replacement of Lenders.

(a) The Borrower shall be permitted to replace any Revolving Lender that (x) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20, or (y) is a Defaulting Lender hereunder, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Revolving Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in any case described in clause (x) above, prior to any such replacement, such Revolving Lender shall not have eliminated, after a request to do so by the Borrower, the need for payment of amounts owing pursuant to Section 2.19 or 2.20, (iv) the replacement financial institution or other entity shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Revolving Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Revolving Lender under Section 2.21 if any Eurodollar Loan owing to such replaced Revolving Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or other entity, if not already a Revolving Lender, shall be reasonably satisfactory to the Administrative Agent (such approval not unreasonably to be delayed or withheld), (vii) the replaced Revolving Lender shall be obligated to make such replacement pursuant to an assignment of the entire Revolving Commitment of the replaced Revolving Lender to the replacement financial institution or other entity in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Revolving Lender shall have against the replaced Revolving Lender.

(b) The Borrower shall be permitted to replace any Term Loan B Lender that requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Term Loan B Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Term Loan B Lender shall not have eliminated, after requested to do so by the Borrower, the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20, (iv) the replacement financial institution or other entity shall purchase, at par, all Term Loan B Loans and other amounts owing to such replaced Term Loan B Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Term Loan B Lender under Section 2.21 if any Eurodollar Loan owing to such replaced Term Loan B Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or other entity, if not already a Term Loan B Lender, shall be reasonably satisfactory to the Administrative Agent (such approval not unreasonably to be delayed or withheld), (vii) the replaced Term Loan B Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Term Loan B Lender shall have against the replaced Term Loan B Lender.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 12.1 (a “Proposed Change”) the consent of at least a majority of the required vote is obtained, but the consent of one or more Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”), then, one or more Persons who have consented to such Proposed Change and are designated by the Borrower (which for purposes of this Section 2.23(c) shall not be the Borrower or any of its Affiliates) and reasonably acceptable to the Administrative Agent (such acceptance not unreasonably to be withheld or delayed) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person(s), all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued and unpaid interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to a Revolving Assignment and Acceptance or a Term Loan B Assignment and Acceptance, as the case may be.

2.24. Revolving Change of Control. Upon the occurrence of a Revolving Change of Control Triggering Event or a Specified Change of Control, (i) the Borrower shall not have any right to request an extension of credit under the Revolving Facility and (ii) at the request of the Required Revolving Lenders (or of the Administrative Agent acting at the request or with the consent of the Required Revolving Lenders), (a) the Borrower shall repay all extensions of credit under the Revolving Facility then outstanding under this Agreement and the other Loan Documents and (b) all Revolving Commitments shall immediately terminate, without other or further action by any Person.

2.25. Term Loan B Change of Control.

(a) Upon the occurrence of a Term Loan B Change of Control Triggering Event or a Specified Change of Control, the Borrower shall prepay all outstanding Term Loan B Loans of each Term Loan B Lender that requests such prepayment in accordance with Section 2.25(b).

(b) With respect to the amount of any prepayment described in Section 2.25(a) (such amount, the “Term Loan B Change of Control Prepayment Amount”), the Borrower will, in lieu of applying such amount to the prepayment of Term Loan B Loans as provided in Section 2.12(c), on the date specified in Section 2.25(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan B Lender a notice (each, a “Change of Control Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Loan B Lender a Change of Control Prepayment Option Notice, which shall be in the form of Exhibit I-2, and shall include an offer by the Borrower to prepay on the date (each a “Change of Control Prepayment Date”) that is 10 Business Days after the date of the Change of Control Prepayment Option Notice, the relevant Term Loan B Loans of such Term Loan B Lender by an amount equal to the portion of the Term Loan B Change of Control Prepayment Amount indicated in such Term Loan B Lender’s Change of Control Prepayment Option Notice as being applicable to such Term Loan B Lender’s Term Loan B Loans. On the Change of Control Prepayment Date, (i) the Borrower shall pay to the relevant Term Loan B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loan B Loans in respect of which such Term Loan B Lenders have accepted prepayment as described above and the Borrower shall be entitled to retain the remaining portion of the Term Loan B Change of Control Prepayment Amount not accepted by the relevant term Loan B Lenders. Notwithstanding the forgoing, if any Permitted Notes have been issued as First Lien Debt, then the Borrower may, to the extent required pursuant to the Permitted Notes Documents, offer to purchase such Permitted Notes (at a purchase price no greater than par plus accrued and unpaid interest) and offer to prepay Term Loan B Loans on a pro rata basis in accordance with the respective outstanding principal amounts of such Permitted Notes and the Term Loan B Loans as of the time of the applicable Term Loan B Change of Control Triggering Event.

2.26. Extension of Termination Date.

(a) Extension Offers. Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.26, the Borrower may from time to time extend the maturity date of any Tranche of Revolving Commitments or Term Loan B Loans or any portion thereof (each, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Tranche that is proposed to be extended under this Section 2.26, in each case on the same terms to each Lender of such Tranche. In connection with each proposed Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Tranche), no later than 45 days prior to the applicable Termination Date of the applicable Tranche or Tranches to be extended of the requested new extended Termination Date for such Extension and the due date for Lender responses. In connection with each proposed Extension, each Lender of the applicable Tranche wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer. In connection with any Extension, the Borrower shall provide the Administrative Agent at least 30 days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice of the Borrower’s desire to extend any Tranche pursuant to this Section 2.26, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26.

(b) Conditions to Extensions. Each Extension shall be subject to the following requirements:

(i) no (A) Revolving Default, with respect to any Extended Revolving Commitment and (B) no Term Loan B Default, with respect to any Extended Term Loan B Loans, shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders and at the time of such Extension;

(ii) except as to interest rates, fees and final maturity, the Extended Revolving Commitment of any Revolving Lender and the related outstandings, shall be a Revolving Commitment (or Revolving Loans, as the case may be) with the same terms as the original Revolving Commitments and any prior Extended Revolving Commitments (and Revolving Loans); provided that (A) subject to the provisions of subsection (e) below to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Revolving Termination Date when there exist Extended Revolving Commitments with a later Revolving Termination Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Revolving Lenders with Revolving Commitments and/or Extended Revolving Commitments in accordance with their Revolving Percentages (and except as provided in subsection (e) below, without giving effect to changes thereto on an earlier Termination Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (y) repayments required upon any Termination Date of any Tranche of Revolving Commitments or Extended Revolving Commitments), (B) all voluntary reductions or terminations of Revolving Commitments shall be made on a pro rata basis, except that the Borrower shall be permitted to reduce or terminate Revolving Commitments that are not Extended Revolving Commitments on a better than a pro rata basis as compared to any Extended Revolving Commitments and (C) at no time shall there be more than two different Tranches of Revolving Commitments;

(iii) except as to interest rates, fees, amortization, final maturity date and required prepayment dates (which shall, subject to immediately succeeding clause (iv), be determined by the Borrower and set forth in the relevant Extension Offer), the Extended Term Loan B Loans of any Term Loan B Lender shall have the same terms as the Tranche of Term Loan B Loans subject to such Extension Offer; provided that (A) all voluntary prepayments of Term Loan B Loans shall be made on a pro rata basis, except that the Borrower shall be permitted to voluntarily prepay Term Loan B Loans that are not Extended Term Loan B Loans on a better than pro rata basis as compared to any Extended Term Loan B Loans and (B) at no time shall there be more than three different Tranches of Term Loan B Loans;

(iv) the Weighted Average Life to Maturity of any Tranche of Term Loan B Loans to be extended in such Extension shall be longer than the remaining Weighted Average Life to Maturity of such Tranche;

(v) if the aggregate principal amount of Term Loan B Loans or Revolving Commitments, as applicable, in respect of which Term Loan B Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loan B Loans, Extended Term Loan B Loans, Revolving Commitments or Extended Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loan B Loans or Revolving Commitments, as applicable, of such Term Loan B Lenders or Revolving Lenders, as applicable, shall be extended ratably (based upon the respective Tranche) up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan B Lenders or Revolving Lenders, as applicable, have accepted such Extension Offer;

(vi) all documentation in respect of such Extension shall be consistent with the foregoing and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Tranche in connection therewith shall be in form and substance consistent with the foregoing;

(vii) any applicable Minimum Extension Condition shall be satisfied; and

(viii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 5.3 shall be satisfied (with all references in such Section to the making of an extension of credit being deemed to be references to the Extension on the applicable date of such Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower.

(c) Terms of Extension. With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.11, 2.12, 2.18 or 12.7, (ii) each Extension Offer is required to contain a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) of any or all applicable Tranches be tendered and (iii) in the case of an Extension Offer with respect to Revolving Commitments, if the amount extended is less than the L/C Commitment and/or the Swingline Commitment, the L/C Commitment and/or the Swingline Commitment shall be reduced ratably (or as otherwise agreed by the Issuing Lender and/or Swingline Lender) upon the date that is five Business Days prior to the Termination Date of the Tranche being extended (to the extent needed so that the aggregate amount of the L/C Commitment and/or the Swingline Commitment does not exceed the aggregate Revolving Commitments which would be in effect after such Termination Date), and, if applicable, the Borrower shall prepay Swingline Loans and/or furnish Cash Collateral for any issued Letters of Credit in accordance with the requirements of Section 2.3(b).

(d) Amendments to Effect Extensions. The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order establish new Tranches in respect of Revolving Commitments, Extended Revolving Commitments, Term Loan B Loans or Extended Term Loan B Loans and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.26 and without further consent from the Lenders. If any such amendment to this Agreement and the other Loan Documents would affect any terms of this Agreement or any other Loan Documents other than in a manner contemplated by this Section 2.26, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Revolving Lenders and/or the Required Term Loan B Lenders, as applicable, and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Revolving Lenders and/or the Required Term Loan B Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the

Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) each Security Document that has a maturity date prior to the Latest Applicable Termination Date so that such maturity date is extended to the Latest Applicable Termination Date (or such later date, consistent with the terms of the Extension, as may be advised by counsel to the Administrative Agent).

(e) Impact on Letter of Credit and Swingline Facilities. With respect to each Extension of a Revolving Commitment (or any portion thereof) each outstanding Letter of Credit and Swingline Loan and the participation obligations with respect to the then applicable L/C Commitment and Swingline Commitment shall be reallocated in accordance with Sections 2.8(f) and 3.9.

2.27. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by any Requirement of Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment or waiver or grant any consent or make any request with respect to this Agreement shall be restricted as set forth in Section 12.1 and the definitions of Required Lenders and Required Revolving Lenders.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 12.7(b)), shall reduce the Borrower’s obligations to such Defaulting Lender but shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender and/or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender and/or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Revolving Default, Term Loan B Default, Revolving Event of Default or Term Loan B Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (A) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 2.28; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Revolving Default, Term Loan B Default, Revolving Event of Default or Term Loan B Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 5.3 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.27(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.8 and Section 3.4, the “Revolving Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Revolving Default, Term Loan B Default, Revolving Event of Default or Term Loan B Event of Default exists and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that Non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

(d) Cash Collateral for Letters of Credit. Promptly on demand by the Issuing Lender or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to Section 2.27(c)) on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender (and such Cash Collateral shall be in Dollars). Any such Cash Collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s Revolving Percentage of outstanding L/C Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s Revolving Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(e) Prepayment of Swingline Loans. If the reallocation described in Section 2.27(c) cannot or can only partially, be effected the Borrower shall without prejudice to any right or remedy available to it hereunder or under law, promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender.

(f) Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.9(a) (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit commissions pursuant to Section 3.3(a) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral or other credit support arrangements satisfactory to the Issuing Lender pursuant to Section 2.27(d), but instead, the Borrower shall pay to the Non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.27(c), with the balance of such fee, if any, payable to the Issuing Lender for its own account; provided that with respect to, and to the extent of, any portion of the L/C Obligations that are Cash Collateralized pursuant to Section 2.27(d), the Borrower shall not be required to pay a letter of credit commission with respect to such Cash Collateralized amount.

(g) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Percentages (without giving effect to Section 2.27(c)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.28. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.27(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.28 or Section 2.27 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.28 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.27, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 3. LETTERS OF CREDIT

3.1. L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars, (B) have a face amount of at least $500,000 (unless otherwise agreed by the Issuing Lender) and (C) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Latest Applicable Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not issue any Letter of Credit hereunder if (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) the conditions set forth in Section 5.3 are not satisfied.

(c) Notwithstanding anything to the contrary contained in this Section 3.1, the Issuing Lender shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender to eliminate the Issuing Lender’s Fronting Exposure (after giving effect to Section 2.27(c)) with respect to any such Defaulting Lender, including the delivery of Cash Collateral.

3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or at its direction promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3. Fees and Other Charges.

(a) Subject to Section 2.27(f), the Borrower will pay a fee, for the account of the Revolving Lenders under each Tranche of Revolving Commitments then in effect, on the undrawn portion of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin with respect to Eurodollar Loans for each such Tranche, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4. L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s Funding Office (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent, for the account of the Issuing Lender, pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Administrative Agent, who shall notify such L/C Participant and such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of the Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Administrative Agent submitted on behalf of the Issuing Lender to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent or any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant (and thereafter the Administrative Agent shall promptly pay such L/C Participant), its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Administrative Agent, for the account of the Issuing Lender (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender), the portion thereof previously distributed by the Issuing Lender.

3.5. Reimbursement Obligation of the Borrower. Unless otherwise agreed by the Issuing Lender and the Required Lenders, the Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c).

3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9. Impact of Extension of Termination Date. If a Current Revolving Termination Date occurs in respect of any Tranche of Revolving Commitments (including, for the avoidance of doubt, Extended Revolving Commitments) when another Tranche of Extended Revolving Commitments is in effect with a later Revolving Termination Date, then all issued and outstanding Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof) pursuant to Section 3.4 under (and ratably participated in by Revolving Lenders pursuant to) the Extended Revolving Commitments remaining in effect after such Current Revolving Termination Date up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments remaining in effect at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of a Current Revolving Termination Date with respect to a given Tranche of Revolving Commitments (including, for the avoidance of doubt, any Tranche of Extending Revolving Commitments) shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Current Revolving Termination Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(A) Representations and Warranties with respect to the Revolving Commitments.

To induce the Administrative Agent and the Revolving Lenders to enter into this Agreement and to induce the Revolving Lenders to make the Revolving Loans and issue or participate in the Letters of Credit, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally represent and warrant to the Administrative Agent, the Collateral Agent and each Revolving Lender that:

4.1. Financial Condition. The audited consolidated balance sheet of TWTC as at December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of TWTC as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, TWTC and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any capital leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in this paragraph. During the period from December 31, 2012 to and including the Closing Date, there has been no Disposition by TWTC or any of its Subsidiaries of any material part of its business or property.

4.2. No Change. Since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Existence; Compliance with Law. Each of TWTC and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority under its constitutive documents, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that any failure to have such power, authority or right, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Power; Authorization; Enforceable Obligations. Each Loan Party will have the power and authority under its constitutive documents, and the legal right, to make, deliver and perform the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has the power and authority under its constitutive documents, and the legal right, to obtain extensions of credit under the Revolving Commitments. Each Loan Party will have taken all necessary organizational action under its constitutive documents to authorize the execution, delivery and performance of the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has taken all necessary organizational action under its constitutive documents to authorize the extensions of credit under the Revolving Commitments on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents by or on behalf of the Loan Parties, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices shall be obtained or made and shall be in full force and effect as of the Closing Date (except that no such filings will have been obtained or made with respect to certain real and personal property excluded from the Collateral under the Security Documents) and (ii) the filings referred to in Section 4.19. This Agreement has been, and each other Loan Document as of its date will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings under the Revolving Commitments and the use of the proceeds of the Revolving Loans will not violate any Requirement of Law or any Contractual Obligation of TWTC or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted under Section 7.3 and other than the potential violation of any Contractual Obligation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). No Requirement of Law or Contractual Obligation applicable to TWTC or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of TWTC or the Borrower, threatened by or against TWTC or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither TWTC nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Revolving Default or Revolving Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens. Each of TWTC and its Subsidiaries has title in fee simple to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its real property, and good title to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its other property, and none of such property is subject to any Lien except (x) as permitted by Section 7.3 and (y) for any immaterial defects in title.

4.9. Intellectual Property. TWTC and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except (a) certain licenses relating to certain trademarks, tradenames and similar Intellectual Property owned by Time Warner, Inc. may be withdrawn at the election of Time Warner, Inc. under certain circumstances and (b) certain minor imperfections and other adverse interests which could not reasonably be expected to have a Material Adverse Effect may exist with respect to certain Intellectual Property. To the knowledge of TWTC or the Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does TWTC or any of its Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by TWTC and its Subsidiaries does not infringe on the rights of any Person to the extent or in a manner that could reasonably be expected to have Material Adverse Effect.

4.10. Taxes. Each of TWTC and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees or charges the amount or validity of which are currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of TWTC or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of TWTC and the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11. Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit under the Revolving Commitments, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Revolving Lender (acting through the Administrative Agent), the Borrower will furnish to the Administrative Agent for the account of each Revolving Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Following the application of the proceeds of each extension of credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of TWTC and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.3 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness referred to Section 8(e) in will be “margin stock” within the meaning of Regulation U as now and from time to time hereafter in effect.

4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against TWTC or any of its Subsidiaries pending or, to the knowledge of TWTC or the Borrower, threatened; (b) hours worked by and payment made to employees of TWTC and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from TWTC or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of TWTC or the relevant Subsidiary.

4.13. ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) the Borrower and each Commonly Controlled Entity has met all applicable requirements under the Pension Funding Rules in respect to each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (b) no Reportable Event with respect to a Plan which, if terminated, would result in liability has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan; (c) each Plan has complied in all respects with the applicable provisions of ERISA, the Code and other federal and state laws and (d) no termination of a Single Employer Plan, other than a standard termination pursuant to Section 4041(b) of ERISA, has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in either case with respect to which the Borrower has any outstanding liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA which has not been satisfied as of the Closing Date, and neither the Borrower nor any Commonly Controlled Entity would to the knowledge of the Borrower become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization, Insolvent or is in “at risk” status within the meaning of Section 430 of the Code or in “endangered or critical” status within the meaning of Section 432 of the Code.

4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board and certain laws and regulations regulating utilities) that limits its ability to incur Indebtedness.

4.15. Subsidiaries. Schedule 4.15 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of TWTC, except as created by the Loan Documents.

4.16. Use of Proceeds. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used for ongoing working capital and other general corporate purposes of TWTC, the Borrower and their respective Subsidiaries.

4.17. Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Properties do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) neither TWTC nor any of its Subsidiaries has received any written notice of any violation, alleged violation, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does TWTC or the Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of TWTC or the Borrower, threatened, under any Environmental Law to which TWTC or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of TWTC or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Properties and all operations at the Properties or otherwise in respect to the Business are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Revolving Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole and in conjunction with TWTC’s public filings and disclosures, not misleading. The projections contained in the materials referenced above were based upon good faith estimates and assumptions believed by management of TWTC to be reasonable at the time made, it being recognized by the Revolving Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in TWTC’s public filings and disclosures, in the other Loan Documents, in the Lender Presentation or in any other documents, certificates and statements furnished prior to the Closing Date by or on behalf of any Loan Party to the Administrative Agent and the Revolving Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock described in the Guarantee and Collateral Agreement, when stock certificates representing such pledged stock (together with blank assignments) are delivered to the Collateral Agent (or the Collateral Agent otherwise obtains control thereof under the UCC) (and for so long as they are held by the Collateral Agent in the State of New York), and in the case of the other Collateral (other than that which is required to be perfected by possession or control) described in the Guarantee and Collateral Agreement, when Uniform Commercial Code financing statements and other filings specified on Schedule 3 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection may be accomplished by the filing of such Uniform Commercial Code financing statements and other filings, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

(B) Representations and Warranties with respect to the Term Loan B Commitments.

To induce the Administrative Agent and the Term Loan B Lenders to enter into this Agreement and to induce the Term Loan B Lenders to make the Term Loan B Loans, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally represent and warrant to the Administrative Agent, the Collateral Agent and each Term Loan B Lender that:

4.21. Financial Condition. The audited consolidated balance sheet of TWTC as at December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of TWTC as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, TWTC and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any capital leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in this paragraph. During the period from December 31, 2012 to and including the Closing Date, there has been no Disposition by TWTC or any of its Subsidiaries of any material part of its business or property.

4.22. No Change. Since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.23. Existence; Compliance with Law. Each of TWTC and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority under its constitutive documents, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that any failure to have such power, authority or right, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.24. Power; Authorization; Enforceable Obligations. Each Loan Party will have the power and authority under its constitutive documents, and the legal right, to make, deliver and perform the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has the power and authority under its constitutive documents, and the legal right, to obtain extensions of credit under the Term Loan B Commitments. Each Loan Party will have taken all necessary organizational action under its constitutive documents to authorize the execution, delivery and performance of the Loan Documents to which it is a party prior to the execution of any such Loan Documents, subject, in the case of a Subsidiary Guarantor or a Specified Subsidiary, to the final proviso to each such definition. The Borrower has taken all necessary organizational action under its constitutive documents to authorize the extensions of credit under the Term Loan B Commitments on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents by or on behalf of the Loan Parties, except (i) consents, authorizations, filings and notices described in Schedule 4.24, which consents, authorizations, filings and notices shall be obtained or made and shall be in full force and effect as of the Closing Date (except that no such filings will have been obtained or made with respect to certain real and personal property excluded from the Collateral under the Security Documents) and (ii) the filings referred to in Section 4.39. This Agreement has been, and each other Loan Document as of its date will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.25. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings under the Term Loan B Commitments and the use of the proceeds of the Term Loan B Loans will not violate any Requirement of Law or any Contractual Obligation of TWTC or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted under Section 9.8 and other than the potential violation of any Contractual Obligation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). No Requirement of Law or Contractual Obligation applicable to TWTC or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.26. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of TWTC or the Borrower, threatened by or against TWTC or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.27. No Default. Neither TWTC nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Term Loan B Default or Term Loan B Event of Default has occurred and is continuing.

4.28. Ownership of Property; Liens. Each of TWTC and its Subsidiaries has title in fee simple to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its real property, and good title to, or a valid leasehold interest (or a license or an indefeasible right of use) in, all its other property, and none of such property is subject to any Lien except (x) as permitted by Section 9.8 and (y) for any immaterial defects in title.

4.29. Intellectual Property. TWTC and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except (a) certain licenses relating to certain trademarks, tradenames and similar Intellectual Property owned by Time Warner, Inc. may be withdrawn at the election of Time Warner, Inc. under certain circumstances and (b) certain minor imperfections and other adverse interests which could not reasonably be expected to have a Material Adverse Effect may exist with respect to certain Intellectual Property. To the knowledge of TWTC or the Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does TWTC or any of its Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by TWTC and its Subsidiaries does not infringe on the rights of any Person to the extent or in a manner that could reasonably be expected to have a Material Adverse Effect.

4.30. Taxes. Each of TWTC and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees or charges the amount or validity of which are currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of TWTC or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of TWTC and the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.31. Federal Regulations. No part of the proceeds of any Term Loan B Loans, and no other extensions of credit under the Term Loan B Commitments, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Term Loan B Lender (acting through the Administrative Agent), the Borrower will furnish to the Administrative Agent for the account of each Term Loan B Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Following the application of the proceeds of each extension of credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of TWTC and its Subsidiaries on a consolidated basis) subject to the provisions of Section 9.8 or Section 9.10 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness referred to in Section 10(d) will be “margin stock” within the meaning of Regulation U as now and from time to time hereafter in effect.

4.32. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against TWTC or any of its Subsidiaries pending or, to the knowledge of TWTC or the Borrower, threatened; (b) hours worked by and payment made to employees of TWTC and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from TWTC or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of TWTC or the relevant Subsidiary.

4.33. ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) the Borrower and each Commonly Controlled Entity has met all applicable requirements under the Pension Funding Rules in respect to each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (b) no Reportable Event with respect to a Plan which, if terminated, would result in liability has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan; (c) each Plan has complied in all respects with the applicable provisions of ERISA, the Code and other federal and state laws and (d) no termination of a Single Employer Plan, other than a standard termination pursuant to Section 4041(b) of ERISA, has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in either case with respect to which the Borrower has any outstanding liability. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA which has not been satisfied as of the Closing Date, and neither the Borrower nor any Commonly Controlled Entity would to the knowledge of the Borrower become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization, Insolvent or is in “at risk” status within the meaning of Section 430 of the Code or in “endangered or critical” status within the meaning of Section 432 of the Code.

4.34. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board and certain laws and regulations regulating utilities) that limits its ability to incur Indebtedness.

4.35. Subsidiaries. Schedule 4.35 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of TWTC, except as created by the Loan Documents.

4.36. Use of Proceeds. The proceeds of the Term Loan B Loans shall be used on the Closing Date, to refinance the “Term Loan B Loans” (as defined in and outstanding under the Existing Credit Agreement) and pay fees and expenses incurred in connection therewith and for ongoing working capital and other general corporate purposes of TWTC, the Borrower and their respective Subsidiaries.

4.37. Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Properties do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) neither TWTC nor any of its Subsidiaries has received any written notice of any violation, alleged violation, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does TWTC or the Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of TWTC or the Borrower, threatened, under any Environmental Law to which TWTC or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of TWTC or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Properties and all operations at the Properties or otherwise in respect to the Business are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

4.38. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Term Loan B Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole and in conjunction with TWTC’s public filings and disclosures, not misleading. The projections contained in the materials referenced above were based upon good faith estimates and assumptions believed by management of TWTC to be reasonable at the time made, it being recognized by the Term Loan B Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in TWTC’s public filings and disclosures, in the other Loan Documents, in the Lender Presentation or in any other documents, certificates and statements furnished prior to the Closing Date by or on behalf of any Loan Party to the Administrative Agent and the Term Loan B Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.39. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock described in the Guarantee and Collateral Agreement, when stock certificates representing such pledged stock (together with blank assignments) are delivered to the Collateral Agent (or the Collateral Agent otherwise obtains control thereof under the UCC) (and for so long as they are held by the Collateral Agent in the State of New York), and in the case of the other Collateral (other than that which is required to be perfected by possession or control) described in the Guarantee and Collateral Agreement, when Uniform Commercial Code financing statements and other filings specified on Schedule 3 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection may be accomplished by the filing of such Uniform Commercial Code financing statements and other filings, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 9.8).

4.40. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to Effectiveness. This Agreement shall become effective on and as of the first date on which the following conditions precedent shall have been satisfied (or waived):

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, TWTC, the Borrower and each Lender.

(b) Guarantee and Collateral Agreement. The Administrative Agent shall have received the Guarantee and Collateral Agreement, executed and delivered by TWTC, the Borrower and each Subsidiary Guarantor.

(c) Approvals. All material governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby and under the other Loan Documents shall have been obtained and be in full force and effect (except that no such approvals will have been obtained with respect to any Specified Subsidiary or with respect to certain real and personal property excluded from the Collateral under the Security Documents by the terms thereof).

(d) Revolving Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C-1, with appropriate insertions and attachments.

(e) Term Loan B Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C-2, with appropriate insertions and attachments.

(f) Lien Searches. The Collateral Agent shall have received the results of a recent Uniform Commercial Code lien search in each relevant jurisdiction with respect to the assets owned by TWTC, the Borrower and any Subsidiary Guarantor as of the Closing Date, and such search shall reveal no liens on any of the assets of TWTC, the Borrower and any Subsidiary Guarantor except for liens permitted by Section 7.3 and Section 9.8 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock to be pledged pursuant to the Guarantee and Collateral Agreement, together with an undated endorsement for each such certificate executed in blank by an appropriate person and (ii) each promissory note (if any) to be pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3 and Section 9.8), shall be in proper form for filing, registration or recordation.

(i) Insurance. The Collateral Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(j) Fees. The Lenders, the Collateral Agent the Administrative Agent and the Sole Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices (with reasonable supporting documentation) have been presented (including, if so invoiced, the reasonable and documented fees and expenses of legal counsel), substantially concurrently with the first extension of credit under this Agreement.

(k) Financial Statements. The Revolving Lenders shall have received the financial statements referred to in Section 4.1 and the Term Loan B Lenders shall have received the financial statements referred to in Section 4.21.

(l) Patriot Act, etc. TWTC, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders, at least five Business Days prior to the Closing Date, the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Patriot Act, applicable “know your customer” and anti-money laundering rules and regulations.

(m) Rating of each Facility and the Borrower. The Borrower shall have received (i) a current corporate family rating and a current corporate rating, respectively, from each of Moody’s and S&P and (ii) a rating with respect to each Facility.

(n) Legal Opinions. The Administrative Agent shall have received (i) the legal opinion of Faegre Baker Daniels LLP, special counsel to TWTC and its Subsidiaries, and (b) the legal opinion of Tina Davis, Esq., deputy general counsel of TWTC and its Subsidiaries, each in form and substance reasonably satisfactory to the Administrative Agent (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(o) Other Documents. The Administrative Agent or the Collateral Agent shall have received such other documents or materials (including, without limitation, additional lien searches) as the Administrative Agent or the Collateral Agent shall reasonably request.

For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or been satisfied with each document, condition or other matter required thereunder to be consented to, approved by or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto (unless such objection shall have been withdrawn or satisfied and the Administrative Agent shall have received notice from such Lender thereof). The Administrative Agent shall notify the Borrower upon satisfaction (or, as herein provided, waiver) of the conditions precedent to the Closing Date have occurred.

5.2. [Reserved].

5.3. Conditions to Each Extension of Credit Under the Revolving Facility. The agreement of each Revolving Lender to make each (including the initial) extension of credit requested to be made by it under the Revolving Facility is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party to the Revolving Lenders in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any such representation and warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects on and as of such earlier date.

(b) No Revolving Default. No Revolving Default or Revolving Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice of Borrowing; Application for Letter of Credit. The Administrative Agent shall have received a notice of borrowing or Application for a Letter of Credit from the Borrower in accordance with Section 2.2, Section 2.8(a) or Section 3.2, as applicable.

Each borrowing (but excluding any borrowing of Revolving Loans made to refinance Swingline Loans or to refinance draws under Letters of Credit) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied (or waived).

The conditions precedent contained in this Section 5.3 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such conditions precedent may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns).

5.4. Conditions to Term Loan B Loans. The agreement of each Term Loan B Lender to make any Term Loan B Loan requested to be made by it on the Closing Date is subject to the satisfaction (or waiver), prior to or concurrently with the making of such Term Loan B Loan of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party to the Term Loan B Lenders in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any such representation and warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects on and as of such earlier date.

(b) No Term Loan B Default. No Term Loan B Default or Term Loan B Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing of the Term Loan B Loans hereunder shall constitute a representation and warranty by the Borrower as of the Closing Date that the conditions contained in this Section 5.4 have been satisfied (or waived).

The conditions precedent contained in this Section 5.4 are for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns) and such conditions precedent may only be amended, modified, supplemented or waived by the Required Term Loan B Lenders and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns).

SECTION 6. AFFIRMATIVE REVOLVING COVENANTS

The affirmative covenants contained in this Section 6 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such affirmative covenants may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns). Subject to the foregoing, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Revolving Lender, the Collateral Agent or the Administrative Agent hereunder, each of TWTC and the Borrower shall and shall cause each of its respective Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent for duplication and distribution to the Revolving Lenders:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of TWTC, a copy of the audited consolidated balance sheet of TWTC and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of TWTC, the unaudited consolidated balance sheet of TWTC and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end adjustments).

All such financial statements, together with the notes thereto, shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Any financial statement required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered on the date on which TWTC posts such financial statement on its website on the Internet at www.twtelecom.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Revolving Lenders); provided, further, that TWTC shall deliver paper copies of any financial statement referred to in this Section 6.1 to the Administrative Agent if the Administrative Agent or any Revolving Lender requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2. Certificates; Other Information. Furnish to the Administrative Agent for duplication and distribution to the Revolving Lenders (or, in the case of clause (f), to the relevant Revolving Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Revolving Default or Revolving Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Revolving Default or Revolving Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Revolving Compliance Certificate containing all information and calculations necessary for determining compliance by TWTC and its Subsidiaries with the provisions of this Agreement for the benefit of the Revolving Lenders referred to therein as of the last day of the fiscal quarter or fiscal year of TWTC, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 50 days after the end of each fiscal year of TWTC, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of TWTC and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions believed by TWTC to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Revolving Lenders that such opinions, projections and forecasts as to any future event or state of affairs are not to be viewed as factual information and that actual results during the period or periods covered by any such opinion, projection or forecast may differ from the opinions and projected or forecast results);

(d) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indenture (or any indenture or document governing any Permitted Notes, any Indebtedness of TWTC permitted by Section 7.2(s) or governing any Permitted Refinancing Indebtedness);

(e) within five days after the same are sent, copies of all financial statements and reports that TWTC or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that TWTC or the Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial and other information as any Revolving Lender may from time to time reasonably request through the Administrative Agent.

Any delivery required to be made pursuant to Section 6.2(e) shall be deemed to have been made on the date on which TWTC posts such delivery on its website on the Internet at www.twtelecom.com or when such delivery is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Revolving Lenders); provided, further, that TWTC shall deliver paper copies of any delivery referred to in Section 6.2(e) to the Administrative Agent if the Administrative Agent or any Revolving Lender requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of TWTC or its Subsidiaries, as the case may be.

6.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the foregoing nor any other provision of this Agreement shall prohibit the conversion by the Borrower or any Subsidiary from a corporation to a limited liability company or vice-versa or from a limited partnership to a corporation or limited liability company.

6.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Revolving Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of TWTC and its Subsidiaries with officers and employees of TWTC and its Subsidiaries and, from and after the occurrence and during the continuance of a Revolving Event of Default, with its independent certified public accountants.

6.7. Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Revolving Default or Revolving Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of TWTC or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between TWTC or any of its Subsidiaries and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding brought against TWTC or any of its Subsidiaries (i) in which the damage amount claimed is $7,500,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure by the Borrower or any Commonly Controlled Entity to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; provided that in the case of either clause (i) or (ii) above, such event or events could reasonably be expected to result in liability in excess of $5,000,000;

(e) the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action TWTC or the relevant Subsidiary proposes to take with respect thereto.

6.8. Environmental Laws.

(a) Comply in all material respects with, and use its reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use its reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

6.9. Liquidity. Maintain unrestricted cash and Cash Equivalents of at least an amount sufficient to redeem, repurchase or repay the par amount of the then outstanding Convertible Notes (without premium thereon) until the Convertible Notes have been redeemed, repurchased, repaid, converted or otherwise refinanced in full.

SECTION 7. NEGATIVE REVOLVING COVENANTS

The negative covenants contained in this Section 7 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such negative covenants may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns). Subject to the foregoing, TWTC (as to itself and its Subsidiaries) and the Borrower (as to itself and its Subsidiaries) hereby severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Revolving Lender, the Collateral Agent or the Administrative Agent hereunder, each of TWTC and the Borrower shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants.

(a) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the last day of any fiscal quarter of TWTC to exceed 3.50 to 1.0.

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of TWTC to exceed 5.25 to 1.0.

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four (4) consecutive fiscal quarters of TWTC to be less than 2.75 to 1.0.

Notwithstanding anything to the contrary herein, the covenants contained in this Section 7.1 shall only apply when there are extensions of credit (including, without limitation, any Revolving Loans, Letters of Credit or Swingline Loans) outstanding under the Revolving Facility; provided, that upon the making of any such extension of credit, TWTC and the Borrower shall be in compliance with the covenants contained in this Section 7.1 as of the end of the immediately preceding fiscal quarter for which financial statements have been furnished under Section 6 of this Agreement and immediately after giving effect to such extension of credit (and to the application of the proceeds thereof).

7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document (including any Indebtedness incurred pursuant to the Incremental Facility);

(b) unsecured Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary; provided that, any such Indebtedness owed by a Loan Party to a non-Loan Party shall be evidenced by one or more Intercompany Subordinated Notes;

(c) unsecured Indebtedness of any Subsidiary to TWTC that arises from the making of payments by TWTC to a third party on behalf of the Borrower or its Subsidiaries related to ordinary course expenses of the Borrower and its Subsidiaries;

(d) Guarantee Obligations incurred in the ordinary course of business (i) by the Borrower or any other Subsidiary of TWTC of obligations of any Wholly Owned Subsidiary Guarantor and (ii) by TWTC of obligations of its Subsidiaries with respect to (x) such Subsidiaries’ real estate leases or (y) such Subsidiaries’ obligations under agreements with any nation or government, or any state, territory, county or other political subdivision thereof, building entry agreements or vendor agreements, in each case entered into in the ordinary course of business;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e);

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding;

(g) Hedge Agreements with any Lender or any Affiliate of any Lender so long as such Hedge Agreements are not entered into for speculative purposes;

(h) Cash Management Obligations incurred in the ordinary course of business;

(i) Indebtedness of any Subsidiary acquired in connection with any Investment permitted pursuant to Section 7.8(g), (h) or (i), provided that (i) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness existed at the time such Person became a Subsidiary and was not incurred in anticipation thereof, (iii) no Person other than such Subsidiary becomes an obligor in respect of such Indebtedness and (iv) the aggregate principal amount of such Indebtedness shall not exceed $75,000,000 at any one time outstanding;

(j) unsecured Indebtedness consisting of guaranties of loans made to officers, directors or employees of TWTC or of any Subsidiary of TWTC in an aggregate amount which, when added to the outstanding principal amount of loans and advances made pursuant to Section 7.8(d), shall not exceed $5,000,000 at any one time outstanding;

(k) unsecured Indebtedness of TWTC (or of a Subsidiary) to the Borrower or any other Subsidiary in connection with dividends, distributions or advancements made pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of Section 7.6;

(l) unsecured Indebtedness of the Borrower or of any Wholly Owned Subsidiary Guarantor to TWTC; provided that if a Revolving Default shall have occurred and be continuing, and the Required Revolving Lenders, acting through the Administrative Agent, shall so request, all such Indebtedness promptly shall be evidenced by one or more Intercompany Subordinated Notes of the Borrower or such Wholly Owned Subsidiary Guarantor, as the case may be;

(m) unsecured trade accounts payable of TWTC, the Borrower or any of their respective Subsidiaries incurred in the ordinary course of business and not more than 120 days past due, except to the extent disputed in good faith, provided that adequate reserves with respect thereto are maintained on the books of TWTC, the Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP (but excluding any Indebtedness for borrowed money);

(n) reimbursement obligations of TWTC, the Borrower or any of their respective Subsidiaries incurred in the ordinary course of business related to performance bonds posted in connection with the installation of fiber facilities and similar activities, contract bids, proposals and contracts with governmental agencies and other customers in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

(o) (i) Indebtedness of the Borrower in respect of the 2018 Senior Notes in an aggregate principal amount not to exceed $430,000,000; (ii) Indebtedness of the Borrower in respect of the 2022 Senior Notes in an aggregate principal amount not to exceed $480,000,000 and (iii) Guarantee Obligations of TWTC and any Subsidiary Guarantor in respect of any Indebtedness permitted under this clause (o);

(p) letters of credit incurred in the ordinary course of business in an aggregate amount which, when added to the aggregate amount of L/C Obligations then outstanding, shall not exceed $35,000,000;

(q) [Reserved]

(r) [Reserved]

(s) unsecured Indebtedness of TWTC (but not any Subsidiary of TWTC), so long as (i) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness shall not mature or require any scheduled amortization or any mandatory repayment, prepayment or redemption, in each case prior to the date that is 6 months after the Latest Applicable Termination Date (other than call rights, customary offers to repurchase upon a change of control, asset sale or insurance recovery and customary acceleration rights after an event of default) and (iii) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Total Leverage Ratio of TWTC, calculated on a pro forma basis, shall not exceed 5.00 to 1.0;

(t) Indebtedness of TWTC in respect of the Convertible Notes;

(u) Indebtedness evidenced by the Permitted Notes and any Guarantee Obligations of TWTC and any Subsidiary Guarantor in respect of the Permitted Notes, so long as (i) at the time of issuance of any such Permitted Notes (A) the Borrower shall have delivered to the Administrative Agent, an irrevocable notice of prepayment in accordance with Section 2.11 committing the Borrower to use the Net Cash Proceeds of such Permitted Notes to, within five Business Days after the date of such issuance, optionally repay the Term Loan B Loans, Incremental Term Loans or Permitted Notes that constitute First Lien Debt; and/or (B) to the extent all Net Cash Proceeds from the issuance of such Permitted Notes are not used as described in preceding clause (A), then the aggregate original principal amount of such Permitted Notes shall not exceed the greater of: (x) $300,000,000 less the sum of the aggregate initial principal amount of all Incremental Revolving Facilities, all Incremental Term Loan Facilities and all Permitted Notes incurred after the Closing Date to the extent that proceeds thereof were not used to refinance all or any portion of Term Loan B Loans, Incremental Term Loans or Permitted Notes that constitute First Lien Debt and (y) the amount which would cause the Consolidated Senior Secured Leverage Ratio, calculated on a pro forma basis and after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof, to exceed 3.25 to 1.0; provided that any Indebtedness incurred pursuant to clause (y) above or pursuant to clause (B) of the last sentence of Section 2.1(c) shall not reduce the $300,000,000 limit set forth above and (ii) no Revolving Default or Revolving Event of Default shall have occurred and be continuing at the time of the proposed issuance of Permitted Notes and application of the proceeds thereof or immediately after giving effect thereto;

(v) (i) unsecured Indebtedness of the Borrower, so long as (A) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (B) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Total Leverage Ratio of the Borrower, calculated on a pro forma basis and, for purposes of this clause (v), including only the Borrower and its consolidated Subsidiaries, shall not exceed 4.25 to 1.0 and (C) such Indebtedness shall not mature or require any scheduled amortization or any mandatory repayment, prepayment or redemption (other than call rights, customary offers to repurchase upon a change of control, asset sale or insurance recovery and customary acceleration rights after an event of default), in each case prior to the date that is 6 months after the Latest Applicable Termination Date and (ii) Guarantee Obligations of TWTC and any Subsidiary Guarantor in respect of any Indebtedness incurred pursuant to this Section 7.2(v);

(w) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding; and

(x) Permitted Refinancing Indebtedness in respect of any Indebtedness incurred under clauses (e), (o), (s), (u), (v) and this clause (x) of this Section 7.2.

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower or TWTC, as applicable, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of TWTC, the Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) liens (i) to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) to collateralize with cash or Cash Equivalents, letters of credit incurred in the ordinary course of business in an amount not to exceed $35,000,000 in the aggregate;

(e) (i) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of TWTC, the Borrower or any of their respective Subsidiaries and (ii) to the extent constituting a Lien, agreements entered into in the ordinary course of business under which TWTC, the Borrower or any of their respective Subsidiaries grant to another Person an indefeasible right of use in fiber, conduits or capacity, which such agreements, in the aggregate do not (A) interfere in any material respect with the business of TWTC, the Borrower or their respective Subsidiaries or materially detract from the value of the assets of TWTC, the Borrower and their respective Subsidiaries (taken as a whole) or (B) secure any Indebtedness of TWTC, the Borrower or any of their respective Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof, provided that no such Lien is spread to cover any additional property after the Closing Date (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and that the amount of Indebtedness secured thereby is not increased, except to the extent of all unpaid accrued interest and premiums thereon and fees and expenses incurred in connection with any refinancings, renewals, refundings, extensions or replacements of such Indebtedness;

(g) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided, however, that (i) such Lien is created solely for the purpose of securing Indebtedness incurred pursuant to Section 7.2(f), to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs relating to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such property, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (iii) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(h) Liens created pursuant to the Security Documents (including with respect to the Incremental Facility);

(i) any interest or title of a lessor under any lease entered into by TWTC, the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens on the property or assets of a Person which becomes a Subsidiary after the Closing Date securing Indebtedness permitted by Section 7.2(i), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any property or assets of such Person after the time such Person becomes a Subsidiary (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), (iii) the amount of Indebtedness secured thereby is not increased, and (iv) neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Lien is assumed) of the assets subject thereto exceeds (as to all relevant Subsidiaries) $75,000,000 at any one time;

(k) Liens securing Permitted Notes and Guarantee Obligations issued pursuant to Section 7.2(u) and any Permitted Refinancing Indebtedness in respect thereof so long as such Liens are subject to the terms of an intercreditor agreement and such other documentation setting forth the relative priorities to the Collateral, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to TWTC and all Subsidiaries) $25,000,000 at any one time.

7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of TWTC may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) Dispositions permitted by Section 7.5(c);

(c) any Shell Subsidiary may be dissolved; and

(d) subject to Section 7.8(h), TWTC or the Borrower may enter into any Permitted Acquisition (provided that TWTC or the Borrower shall be the continuing or surviving corporation).

7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of its Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business; the Disposition of cash and Cash Equivalents for fair value; the license of intellectual property in the ordinary course of business; and leases and subleases with respect to excess capacity and not materially interfering with the ordinary conduct of business;

(c) any Subsidiary of TWTC may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor;

(d) Dispositions of assets of TWTC or any Subsidiary to any other Subsidiary having a fair market value not to exceed $25,000,000 in the aggregate for any fiscal year of TWTC;

(e) the sale or issuance of TWTC’s preferred stock (including convertible preferred stock) to any Person, provided that if such preferred stock constitutes Cash Pay Preferred Stock, it shall be issued in compliance with Section 7.2;

(f) the sale or issuance of any Subsidiary’s Capital Stock to TWTC, the Borrower or any Wholly Owned Subsidiary Guarantor;

(g) any Exchange by TWTC or its Subsidiaries, provided that (i) on the date of such Exchange, no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom, (ii) the assets received in connection with such Exchange shall be received by TWTC or a Wholly Owned Subsidiary Guarantor and (iii) in the event that any cash consideration is paid or received by TWTC or any of its Subsidiaries in connection with such Exchange, then (a) the payment of any such cash is permitted by Section 7.7 or Section 7.8(i), as applicable and in accordance with GAAP, and (b) the Disposition related to the receipt of any such cash is permitted by Section 7.5(h);

(h) the Disposition of other property having a fair market value not to exceed (as to TWTC and all Subsidiaries) $50,000,000 in the aggregate for any fiscal year of TWTC; and

(i) the sale or issuance of TWTC’s common stock.

7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or Non-Cash Pay Preferred Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of TWTC or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, or make any payment on account of any intercompany advance or loan made by TWTC or any Subsidiary, whether in cash or property or in obligations of TWTC or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Revolving Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to purchase TWTC’s common stock or common stock options from present or former officers or employees of TWTC, the Borrower or any other Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Closing Date (net of any proceeds received by TWTC and contributed to the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(c) the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC for the purpose of enabling TWTC to make scheduled interest payments (or, if applicable, dividends) in respect of any Indebtedness of TWTC incurred pursuant to Section 7.2, provided that in each case (i) no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (ii) each such payment shall be made no earlier than three Business Days prior to the date the relevant interest payment or dividend payment, as the case may be, is due;

(d) the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC for the purpose of enabling TWTC to redeem, repurchase or otherwise repay any of the Convertible Notes, provided that (i) no Revolving Default under Section 8(a) or 8(e)(i) or (ii) or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (ii) each such payment shall be made no earlier than three Business Days prior to the date the relevant payment is due or otherwise made;

(e) so long as no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC for the purpose of enabling TWTC to finance Investments permitted by Section 7.8(g) in an aggregate amount not to exceed the amount of Net Cash Proceeds previously contributed to the Borrower from any issuance or sale of TWTC’s common stock or Non-Cash Pay Preferred Stock;

(f) so long as no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to make payments to a third party on behalf of the Borrower or its Subsidiaries related to ordinary course expenses of the Borrower and its Subsidiaries;

(g) the Borrower or any other Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to (i) pay customary corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by TWTC and the Borrower or any of their respective Subsidiaries as part of a consolidated group;

(h) TWTC may make Restricted Payments, and the Borrower or any Subsidiary may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to make such Restricted Payments or make payments on Indebtedness of TWTC, in an amount not to exceed (i) $250,000,000 in the aggregate for the period from the Closing Date through December 31, 2013 and (ii) $250,000,000 in the aggregate for each fiscal year thereafter; provided that (i) after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, the Current Liquidity shall not be less than $200,000,000 and (ii) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom; provided further that, (A) if not so expended in the applicable period for which it is permitted, an amount not to exceed $100,000,000 may be carried over to make Restricted Payments in the immediately succeeding fiscal year and (B) Restricted Payments made pursuant to this clause (h) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior period pursuant to subclause (A) above and second, in respect of amounts permitted for such fiscal year as provided above; and

(i) the Borrower may pay dividends (or make distributions or advancements) to TWTC to permit TWTC to refinance, refund, renew, extend or replace Indebtedness of TWTC; provided that (A) such dividends (or distributions or advancements) shall be made with the Net Cash Proceeds of Indebtedness incurred by the Borrower pursuant to Section 7.2(v) solely for the purpose of funding such refinancing, refunding, renewal, extension or replacement and (B) such refinancing, refunding, renewal, extension or replacement is consummated within 90 days of the incurrence of Indebtedness by the Borrower pursuant to Section 7.2(v).

7.7. Capital Expenditures. For any fiscal year in which the Revolving Facility has been utilized, in whole or in part, make or commit to make any Capital Expenditure, except Capital Expenditures of TWTC and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year of TWTC set forth below the dollar amount set forth below opposite such fiscal year:

Fiscal Year	Amount
2013	$475,000,000
2014	$475,000,000
2015	$500,000,000
2016	$550,000,000
2017	$600,000,000
2018 and each fiscal year thereafter	$650,000,000

; provided that the maximum annual amounts referred to above will be increased in any fiscal year during which a Permitted Acquisition is consummated, and for each fiscal year thereafter, by an amount equal to fifteen percent (15%) of the annual gross revenue of the Person or business unit acquired, based on the most recently available audited annual financial statements for such Person or business unit immediately before acquisition (or, if audited annual financial statements are not available, unaudited financial statements reasonably acceptable to the Administrative Agent); and provided, further, whether or not the foregoing covenant shall have been in effect, that (i) up to $150,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, (ii) up to $50,000,000 of any such amount referred to above may be carried back for expenditure in the immediately preceding fiscal year and (iii) Capital Expenditures made pursuant to this Section 7.7 during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above, second, in respect of amounts permitted for such fiscal year as provided above (including any amounts included therein by virtue of the initial proviso in this Section 7.7) and, third, in respect of amounts carried back from the next succeeding fiscal year pursuant to subclause (ii) above.

7.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents (provided that to the extent an existing investment in Cash Equivalents ceases to qualify as such, TWTC and its Subsidiaries shall have 10 days to reinvest such amount in Cash Equivalents);

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to officers, directors or employees of TWTC or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for TWTC or any Subsidiary which, when added to the outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(j), shall not exceed $5,000,000 at any one time outstanding;

(e) intercompany Investments (i) by TWTC or any Subsidiary in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor and (ii) by TWTC (or a Subsidiary) in any Subsidiary in connection, in the case of this clause (ii), with Indebtedness incurred under Section 7.2(c) or 7.2(k);

(f) Investments by the Borrower or any other Subsidiary in TWTC in connection with dividends, distributions or advancements made pursuant to clauses (b), (c), (d), (e), (f), (g) or (h) of Section 7.6;

(g) Investments by TWTC or any of its Subsidiaries in any Person that is or concurrently therewith becomes a Wholly Owned Subsidiary Guarantor (i) in an aggregate amount equal to the Net Cash Proceeds received from any issuance or sale of TWTC’s common stock or Non-Cash Pay Preferred Stock or (ii) to the extent the consideration therefor consists of Capital Stock of TWTC, provided, that (a) no Revolving Default or Revolving Event of Default shall have occurred and be continuing or would result therefrom and (b) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect;

(h) Investments which constitute Permitted Acquisitions made on or after the Closing Date by TWTC or any of its Subsidiaries in any Person; provided, that the aggregate amount (valued at cost) of all Permitted Acquisitions (excluding the portion of the consideration paid from the sale or issuance of TWTC’s common stock) shall not, in the aggregate exceed, $1,000,000,000, and after giving effect to such Permitted Acquisition and any Indebtedness incurred in connection therewith, the Current Liquidity shall not be less than $200,000,000; and

(i) in addition to, or in combination with, Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $150,000,000 (excluding the portion of the consideration paid from the sale or issuance of TWTC’s common stock) during the term of this Agreement.

7.9. Optional Payments, Refinancings and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the High Yield Notes, any Permitted Notes (other than Permitted Notes that are First Lien Debt), any Indebtedness of TWTC permitted by Section 7.2(s), or any Permitted Refinancing Indebtedness thereof, in each case prior to the stated maturity thereof; provided that so long as no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, the foregoing shall not prohibit:

(i) refinancings, refundings, renewals, extensions or replacements of any such Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted to be incurred under Section 7.2;

(ii) TWTC from making payments, prepayments, repurchases or redemptions of, or defeasances or segregation of funds with respect to any Indebtedness of TWTC with amounts received from the Borrower or any of its Subsidiaries pursuant to Section 7.6(h);

(iii) TWTC from refinancing, refunding, renewing, extending or replacing any Indebtedness of TWTC with amounts received from the Borrower or any of its Subsidiaries pursuant to Section 7.6(i); provided that (A) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (B) no Revolving Loans shall be outstanding at the time of such refinancing, refunding, renewal, extension or replacement or after giving effect thereto and (C) immediately after giving effect thereto (and to the payment of any amounts required to be paid in connection therewith), (x) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect and (y) after giving effect to such refinancing, refunding, renewal, extension or replacement, the Current Liquidity shall not be less than $200,000,000; and

(iv) TWTC and the Borrower from redeeming or repurchasing any of the High Yield Notes (or any Permitted Refinancing Indebtedness thereof); provided that (A) no Revolving Default or Revolving Event of Default has occurred and is continuing or would result therefrom, (B) no Revolving Loans shall be outstanding at the time of such repurchase or redemption or after giving effect thereto and (C) immediately after giving effect thereto (and to the payment of any amounts required to be paid in connection therewith), (x) TWTC shall be in pro forma compliance with the covenants contained in Section 7.1 to the extent such covenants are then in effect and (y) after giving effect to such redemption or repurchase, the Current Liquidity shall not be less than $200,000,000;

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the High Yield Notes, any Permitted Notes, any Indebtedness of TWTC permitted by Section 7.2(s) or any Permitted Refinancing Indebtedness in any manner materially adverse to the Lenders (it being understood and agreed that any modification or supplement of any Indenture solely in connection with an issuance of Additional Senior Notes shall not be deemed to be materially adverse to the Lenders so long as the covenants or events of default applicable to such Additional Senior Notes are no more restrictive than the covenants or events of default in such Indenture); or

(c) designate any Indebtedness (other than (i) the Secured Obligations and (ii) any unsecured obligations pursuant to any currency agreements, interest rate agreements (up to a maximum of $25 million at any one time outstanding measured by termination value) or cash management or similar treasury or custodial arrangements with any Person that is not a Lender or an Affiliate of any Lender) as “Priority Lien Debt” (or any other term having a similar meaning) for the purposes of any Indenture (or any indenture or document governing any Permitted Notes, any Indebtedness of TWTC permitted by Section 7.2(s) or any Permitted Refinancing Indebtedness).

7.10. Transactions with Affiliates. Other than as set forth on Schedule 7.10, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than TWTC, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement or the other Loan Documents, (b) in the ordinary course of business of TWTC, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to TWTC, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by TWTC or any Subsidiary of real or personal property that has been or is to be sold or transferred by TWTC or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of TWTC or such Subsidiary, other than any sale and leaseback transaction involving properties acquired after the Closing Date and permitted by Section 7.3(g).

7.12. Changes in Fiscal Periods. Permit the fiscal year of TWTC or the Borrower to end on a day other than December 31 or change TWTC’s or the Borrower’s method of determining fiscal quarters.

7.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of TWTC or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Time Warner Arrangements, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements governing any Investment in any joint venture or partnership that limit the ability to grant a security interest in the Capital Stock of such joint venture or partnership so long as such Capital Stock is pledged to the Collateral Agent in an indirect manner reasonably satisfactory to the Collateral Agent, (e) customary restrictions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property, (f) any agreements governing any leasehold interest (including any rights of way, colocation agreements, easements and other similar such interests in real estate, and agreements granting or otherwise providing for an indefeasible right of use in fiber or conduits or providing for joint construction or marketing of fiber or conduits) or building entry agreements that limit the ability to grant a security interest in such leasehold interest or building entry agreements, (g) agreements with customers for the provision of services that limit the ability to grant a security interest in such agreements (but not amounts receivable or any money or other amounts due or to become due or other right of payment resulting from those agreements); (h) (i) the Indentures as in effect on the Closing Date and (ii) any Indenture entered into after the Closing Date; provided that any such limitation in any Indenture referred to in this clause (ii) shall be no more restrictive than the corresponding limitations in the 2022 Senior Note Indenture; (i) any indenture or similar agreement governing any Permitted Notes (provided that such limitation shall not (i) prohibit or otherwise restrict Liens securing the Secured Obligations and (ii) be more restrictive than the limitations set forth in the Loan Documents); (j) any agreements governing any acquired Indebtedness permitted by Section 7.2(i);(k) any agreements governing any Indebtedness incurred under Section 7.2(s) (provided that such limitation shall not (i) prohibit or otherwise restrict Liens securing the Secured Obligations and (ii) be more restrictive than the limitations set forth in the Loan Documents) and (l) any indenture or similar agreement governing any Permitted Refinancing Indebtedness; provided that any such limitations in any such indenture or similar agreement shall be no more restrictive than the limitations in the indentures or similar agreements governing the Indebtedness being refinanced, refunded, renewed, extended or replaced by such Permitted Refinancing Indebtedness.

7.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower or of TWTC to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, TWTC, the Borrower or any other Subsidiary of TWTC, (b) make loans or advances to, or other Investments in, TWTC, the Borrower or any other Subsidiary of TWTC or (c) transfer any of its assets to TWTC, the Borrower or any other Subsidiary of TWTC, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under (A) the Indentures as in effect on the Closing Date and (B) any Indenture entered into after the Closing Date; provided that any such limitation in any Indenture referred to in this clause (B) shall be no more restrictive than the corresponding limitations in the 2022 Senior Note Indenture, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) any indenture or similar agreement governing any Permitted Notes (provided that any such limitations shall not be more restrictive than the limitations set forth in the Loan Documents), (v) any agreements governing any acquired Indebtedness permitted by

Section 7.2(i) and (vi) any indenture or similar agreement governing any Permitted Refinancing Indebtedness; provided that any such restrictions in any such indenture or similar agreement shall be no more restrictive than the restrictions in the indentures or similar agreements governing the Indebtedness being refinanced, refunded, renewed, extended or replaced by such Permitted Refinancing Indebtedness.

7.15. Lines of Business; Holding Company Status.

(a) Enter into any business, either directly or through any Subsidiary, except for the design, development, construction, installation, integration, management or provision of any telecommunications business, including voice, video, Internet and data transmission products, services and systems, telecom consulting and telecom engineering services, leases and sales of telecom equipment, fiber network construction, network management, data storage, data center, co-location, cloud computing, software, security services and sales and any business reasonably related to the foregoing (each, a “Permitted Line of Business”).

(b) In the case of TWTC, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of cash and Cash Equivalents and Indebtedness and the Capital Stock of other Persons or (ii) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents) for any period greater than two consecutive days other than (A) cash and Cash Equivalents in an amount not to exceed $25,000,000 in the aggregate, (B) the ownership of shares of Capital Stock of other Persons and (C) the incurrence of Indebtedness permitted to be incurred by TWTC (including Guarantees) under Section 7.2; provided that, TWTC may continue to conduct administrative and management oversight and headquarters functions (including, without limitation, maintaining its leases of office space existing on the Closing Date) and may be the named party in contracts so long as all duties with respect to such contracts are immediately delegated to one or more Subsidiaries.

7.16. Modifications to Time Warner Arrangements and Material Rights and Privileges. Amend, supplement, or otherwise modify the terms and conditions of any of the Time Warner Arrangements or any material rights and privileges (including, without limitation, FCC and local regulatory licenses) in any manner materially adverse to the Lenders.

7.17. Future Guarantors. Permit any Subsidiary to Guarantee any of the High Yield Notes unless, simultaneously with such Subsidiary guaranteeing such High Yield Notes such Subsidiary takes all actions required pursuant to the Guarantee and Collateral Agreement to become a Subsidiary Guarantor under this Agreement and the other Loan Documents.

SECTION 8. REVOLVING EVENTS OF DEFAULT

The provisions contained in this Section 8 are for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns) and such provisions may only be amended, modified, supplemented or waived by the Required Revolving Lenders and without notice to, or the consent of, the Term Loan B Lenders (or their successors or permitted assigns). Subject to the foregoing, if any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable to a Revolving Lender hereunder or under any other Loan Document, in either case with respect to the Revolving Facility, within five days after any such interest or other amount becomes due in accordance with the terms hereof;

(b) or any representation or warranty made or deemed made to a Revolving Lender by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished to a Revolving Lender by it, in either case with respect to the Revolving Facility or the Revolving Lenders, at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to TWTC and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement, and, if no extensions of credit under the Revolving Facility are then outstanding hereunder, such default shall continue unremedied for a period of 10 days; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 (or, if no extensions of credit under the Revolving Facility are then outstanding hereunder, 60) days after notice to the Borrower from the Administrative Agent or the Required Revolving Lenders; or

(e) TWTC or any of its Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date, whichever is later, with respect thereto (giving effect to any applicable grace periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other default shall occur or exist, the effect of which default is to cause, or, if any extensions of credit under the Revolving Facility are then outstanding hereunder, to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute a Revolving Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against TWTC, the Borrower or any of their respective

Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the Borrower or any Commonly Controlled Entity fails to satisfy the requirements under the Pension Funding Rules with respect to a Plan, whether or not the minimum funding standards are waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Revolving Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Revolving Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition other than in the ordinary course shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Revolving Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against TWTC, the Borrower or any of their respective Subsidiaries (other than a Shell Subsidiary or an Immaterial Subsidiary) involving in the aggregate a liability (to the extent (i) not paid by insurance or (ii) as to which no reasonable expectation of insurance coverage exists) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(i) or any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than as a result of an act or omission of the Collateral Agent); or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is a Revolving Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing to the Administrative Agent, the Revolving Lenders, the Swingline Lender and the Issuing Lender under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Revolving Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing to the Administrative Agent, the Revolving Lenders, the Swingline Lender and the Issuing Lender under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower to the Administrative Agent, the Revolving Lenders, the Swingline Lender and the Issuing Lender hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower to the Administrative Agent, the Revolving Lenders, the Swingline Lender and the Issuing Lender hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. TERM LOAN B LOAN COVENANTS

The covenants contained in this Section 9 are for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns) and such covenants may only be amended, modified, supplemented or waived by the Required Term Loan B Lenders and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns).

9.1. Defined Terms. Unless otherwise noted in this Section 9, terms used in Sections 9.2 through 9.17 have the meanings ascribed to such terms in the 2022 Senior Note Indenture as in effect on the Closing Date (as defined in this Agreement), mutatis mutandis, without giving effect to any amendment, supplement or other modification without the consent of the Required Term Loan B Lenders. Any capitalized terms used in this Section 9 that are not defined in the 2022 Senior Note Indenture or this Section 9 shall have the respective meanings assigned to them elsewhere in this Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, references in this Section 9 to the 2022 Senior Note Indenture mean the Indenture, dated as of October 2, 2012, among TWTC, the Borrower, certain of their respective affiliates, and Wells Fargo, as Trustee, relating to the Borrower’s 2022 Senior Notes without giving effect to any amendments, waivers, supplements, restatements, refinancings or other modifications thereof.

9.2. Limitation on Indebtedness.

(a) TWTC and the Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that TWTC, the Borrower or any Subsidiary Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (i) in the case of TWTC Incurring Indebtedness, the Consolidated Leverage Ratio of TWTC would be greater than zero and less than 6.0 to 1, and (ii) in the case of the Borrower or a Subsidiary Guarantor Incurring Indebtedness, the Consolidated Leverage Ratio of the Borrower would be greater than zero and less than 4.5 to 1.

(b) Notwithstanding the foregoing, TWTC, the Borrower and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(i) Indebtedness Incurred under Credit Agreements (including, for avoidance of doubt, refinancings, successive refinancings and replacements) outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $900,000,000 and (B) the product of 4.00 times the aggregate amount of Consolidated EBITDA for TWTC and its consolidated Restricted Subsidiaries for the then most recent four fiscal quarters for which TWTC’s financial statements have been filed with the Commission or provided to the Administrative Agent or posted pursuant to Section 9.15 (with Consolidated EBITDA being determined on a pro forma basis calculated in a manner consistent with the calculation thereof for purposes of the definition of Consolidated Leverage Ratio);

(ii) Indebtedness owed:

(A) to TWTC or the Borrower evidenced by a promissory note; or

(B) to any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to TWTC, the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund (including, for avoidance of doubt, repurchases upon consummation of a tender offer for), Indebtedness Incurred under (1) clause (i) of this Section 9.2(b) to the extent, and solely to the extent, of the excess, if any, of (a) the aggregate amount of Indebtedness Incurred pursuant to clause (i) and outstanding immediately prior to such refinancing or refunding over (b) the maximum amount of Indebtedness that could be Incurred pursuant to clause (i) (disregarding, for purposes of this determination, Indebtedness that is outstanding under clause (i)) immediately prior to such refinancing or refunding, or (2) Section 9.2(a), this clause (iii) or clause (v), (viii), (ix), (xii) or (xiii) of this Section 9.2(b), in each case in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that (x) to the extent such refinancing Indebtedness directly or indirectly refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (viii) of this Section 9.2(b), such refinancing Indebtedness shall be Incurred only by such Subsidiary, and (y) Indebtedness the proceeds of which are used to refinance or refund the 2022 Senior Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the 2022 Senior Notes shall only be permitted under this clause (iii) if:

(A) in case the 2022 Senior Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the 2022 Senior Notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is pari passu with, or subordinate in right of payment to, the remaining Term Loan B Loans and the 2022 Senior Notes, the TWTC Guarantee and the Parent Guarantee or such TWTC Subsidiary Guarantee and such Subsidiary Guarantee, as applicable;

(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the 2022 Senior Notes, the Term Loan B Loans, the Parent Guarantee, the TWTC Guarantee, any Subsidiary Guarantee or any TWTC Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the 2022 Senior Notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable, and the Term Loan B Loans, the TWTC Guarantee or the applicable TWTC Subsidiary Guarantee, as applicable, at least to the extent that the Indebtedness to be refinanced is subordinated to the 2022 Senior Notes, the Term Loan B Loans, the Parent Guarantee, the TWTC Guarantee, any Subsidiary Guarantee or any TWTC Subsidiary Guarantee, as applicable; and

(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided, further, that in no event may (I) TWTC’s Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (iii) or (II) the Borrower’s Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (iii);

(iv) Indebtedness:

(A) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(B) under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements:

(1) are designed solely to protect the Borrower, TWTC or the Restricted Subsidiaries of either against fluctuations in foreign currency exchange rates or interest rates; and

(2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of the Borrower’s or TWTC’s obligations or those of any of the Restricted Subsidiaries of either pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Borrower, TWTC or any Restricted Subsidiary, as applicable, in connection with such disposition;

(v) Indebtedness of the Borrower or TWTC and Guarantees thereof, to the extent the net proceeds thereof are promptly:

(A) used to purchase 2022 Senior Notes tendered in an Offer to Purchase made as a result of a Change of Control Triggering Event; or

(B) deposited to defease the 2022 Senior Notes pursuant to Article Eight of the 2022 Senior Note Indenture;

(vi) Guarantees of the Term Loan B Loans (including the TWTC Guarantee and the TWTC Subsidiary Guarantees), Guarantees of the 2022 Senior Notes (including the Parent Guarantee and the Subsidiary Guarantees) and Guarantees of Indebtedness of TWTC or the Borrower by TWTC, the Borrower or any Restricted Subsidiary; provided that the Guarantee by any Restricted Subsidiary of such Indebtedness (other than the Term Loan B Loans and the 2022 Senior Notes) is permitted by and made in accordance with Section 9.6;

(vii) Indebtedness Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, plus goodwill associated therewith) by TWTC, the Borrower or a Restricted Subsidiary after October 2, 2012; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $200,000,000;

(viii) Acquired Indebtedness; provided, however, that on the date on which the applicable Person becomes a Restricted Subsidiary or on which the applicable Indebtedness is assumed in connection with an Asset Acquisition, and after giving effect to the Incurrence of such Indebtedness, both TWTC and the Borrower would have been able to Incur at least $1.00 of Indebtedness under Section 9.2(a);

(ix) Strategic Subordinated Indebtedness;

(x) Indebtedness or related obligations of TWTC, the Borrower or any Subsidiary Guarantor under (A) Currency Agreements, Interest Rate Agreements or cash management or similar treasury or custodial arrangements with any Lender (for the avoidance of doubt, as defined in the 2022 Senior Note Indenture) or any Affiliate of a Lender or (B) Currency Agreements, Interest Rate Agreements (up to a maximum of $50,000,000 at any one time outstanding measured by termination value) or cash management or similar treasury or custodial arrangements with any Person that is not a Lender or an Affiliate of any Lender;

(xi) TWTC’s or the Borrower’s subordinated Indebtedness (in addition to Indebtedness permitted under clauses (i) through (x) above and clauses (xiii) and (xiv) below) in an aggregate principal amount outstanding at any time not to exceed $200,000,000;

(xii) the 2022 Senior Notes issued on October 2, 2012, and any 2022 Senior Notes exchanged therefor under the terms of the 2022 Senior Note Indenture;

(xiii) any Indebtedness existing on October 2, 2012 (other than Indebtedness described in clause (i), (ii), (vi) or (xii) above); and

(xiv) other Indebtedness (in addition to Indebtedness permitted under clauses (i) through (xiii) above) in an aggregate principal amount outstanding at any time not to exceed $150,000,000.

(c) Notwithstanding any other provision of this Section 9.2, the maximum amount of Indebtedness that TWTC, the Borrower or a Restricted Subsidiary may Incur pursuant to this Section 9.2 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining any particular amount of Indebtedness under this Section 9.2:

(i) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(ii) any Liens granted pursuant to clause (25) of the definition of Permitted Liens shall not be treated as Indebtedness.

(e) For purposes of determining compliance with this Section 9.2, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, TWTC or the Borrower, as applicable, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, and from time to time may reclassify such item of Indebtedness to the extent that such reclassified Indebtedness could be Incurred at the time of such reclassification pursuant to the clause or clauses into which such Indebtedness is reclassified; provided, however, that Indebtedness outstanding on October 2, 2012 under the Credit Agreement will be treated as Incurred on October 2, 2012 under clause (i) of Section 9.2(b) above and may not subsequently be reclassified.

(f) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided, however, that:

(i) the dollar-equivalent principal amount of any such Indebtedness outstanding on October 2, 2012 shall be calculated based on the relevant currency exchange rate in effect on October 2, 2012; and

(ii) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses).

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Neither the Borrower nor TWTC nor any Subsidiary Guarantor shall Incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the Term Loan B Loans and the 2022 Senior Notes, the TWTC Guarantee and the Parent Guarantee or the relevant TWTC Subsidiary Guarantee and the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

9.3. Limitation on Restricted Payments.

(a) TWTC and the Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of TWTC’s or the Borrower’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Disqualified Stock); and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Borrower, TWTC or any Restricted Subsidiary;

(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

(A) TWTC or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock but excluding, for avoidance of doubt, Indebtedness convertible into Capital Stock) held by any Person; or

(B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock but excluding, for avoidance of doubt, Indebtedness convertible into Capital Stock) held by any Affiliate of TWTC (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of TWTC’s Capital Stock;

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of any Indebtedness that is subordinated in right of payment to the Term Loan B Loans, the TWTC Guarantee, any TWTC Subsidiary Guarantee, the 2022 Senior Notes, the Parent Guarantee or any Subsidiary Guarantee (it being understood, for avoidance of doubt, that this clause (iii) shall not limit any voluntary or optional principal payment, or voluntary or optional redemption, purchase, defeasance, or other acquisition or retirement for value, of the Convertible Debentures); or

(iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default, Event of Default, Term Loan B Default (as defined in this Agreement) or Term Loan B Event of Default (as defined in this Agreement) shall have occurred and be continuing;

(B) TWTC could not Incur at least $1.00 of Indebtedness under Section 9.2(a); or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Original High Yield Closing Date shall exceed the sum of:

(1) the amount by which Consolidated EBITDA of TWTC exceeds 150% of Consolidated Interest Expense of TWTC, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Original High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Administrative Agent or posted pursuant to Section 9.15; plus

(2) the aggregate Net Cash Proceeds and the fair market value of all non-cash proceeds received by TWTC or the Borrower after the Original High Yield Closing Date from the issuance and sale permitted by the 2022 Senior Note Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not TWTC’s or the Borrower’s Subsidiary, including an issuance or sale permitted by the 2022 Senior Note Indenture of Indebtedness of TWTC or the Borrower for cash subsequent to the Original High Yield Closing Date upon the conversion of such Indebtedness into TWTC’s or the Borrower’s Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not TWTC’s or the Borrower’s Subsidiary of any options, warrants or other rights to acquire Capital Stock of TWTC or the Borrower (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the earlier of the Stated Maturity of the Term Loan B Loans and the Stated Maturity of the 2022 Senior Notes), in each case, except to the extent such Net Cash Proceeds and non-cash proceeds are used to make Restricted Payments pursuant to clause (iii), (iv), (vi) or (vii) of Section 9.3(b); plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments or Investments made pursuant to clause (vi) of Section 9.3(b)) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to TWTC, the Borrower or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by TWTC, the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The foregoing provision shall not be violated by reason of:

(i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing Section 9.3(a);

(ii) the redemption, purchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the 2022 Senior Notes, the Parent Guarantee or any Subsidiary Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) or (xi) of Section 9.2(b);

(iii) the repurchase, redemption or other acquisition of TWTC’s Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of TWTC (or options, warrants or other rights to acquire such Capital Stock), except to the extent such proceeds are used to make Restricted Payments pursuant to clause (iv)(C)(2) of Section 9.3(a), or clause (iv), (vi) or (vii) of this Section 9.3(b);

(iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness which is subordinated in right of payment to the 2022 Senior Notes, the Parent Guarantee or any Subsidiary Guarantee, in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock (other than Disqualified Stock) of TWTC or the Borrower, as applicable (or options, warrants or other rights to acquire such Capital Stock), except to the extent such proceeds are used to make Restricted Payments pursuant to clause (iv)(C)(2) of Section 9.3(a) or clause (iii), (vi) or (vii) of this Section 9.3(b);

(v) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the 2022 Senior Note Indenture applicable to mergers, consolidations and transfers of all or substantially all of TWTC’s or the Borrower’s property and assets;

(vi) Investments that are not Permitted Investments in an amount that does not exceed, in the aggregate with all other Investments made pursuant to this clause (vi) and then outstanding, the sum of:

(A) $20,000,000, plus

(B) the amount of Net Cash Proceeds and the fair market value of all non-cash proceeds received by TWTC or the Borrower after the Original High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of TWTC, except to the extent such Net Cash Proceeds or non-cash proceeds are used to make Restricted Payments pursuant to clause (iv)(C)(2) of Section 9.3(a), or clause (iii), (iv) or (vii) of this Section 9.3(b), plus

(C) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds or non-cash proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of “Investments”); provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

(vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of TWTC or the Borrower (except to the extent such acquired property has been used to make Restricted Payments pursuant to clause (iv)(C)(2) of Section 9.3(a), or clause (iii), (iv) or (vi) of this Section 9.3(b));

(viii) other Restricted Payments in an aggregate amount not to exceed $50,000,000; and

(ix) the repurchase, redemption or other acquisition of TWTC’s or the Borrower’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly TWTC’s or the Borrower’s Directors, officers or employees or those of any Restricted Subsidiary; provided, however, that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause (ix) shall not exceed $5,000,000; and provided, further that any shares of TWTC’s Capital Stock that are acquired in connection with forfeitures, net share settlements or similar arrangements under TWTC’s stock plan or other employee benefit plan shall be disregarded for purposes of the foregoing $5,000,000 limit;

provided, further, however, that except in the case of clauses (i) and (iii) of this Section 9.3(b), no Default, Term Loan B Default, Event of Default or Term Loan B Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to Section 9.3(b) (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) or (vii) thereof) shall be included in calculating whether the conditions of clause (iv)(C) of Section 9.3(a) have been met with respect to any subsequent Restricted Payments. The Net Cash Proceeds and the fair market value of non-cash proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv), (vi) and (vii) shall be excluded in calculating whether the conditions of clause (iv)(C) of Section 9.3(a) have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of TWTC’s or the Borrower’s Capital Stock are used for the redemption, purchase or other acquisition of the 2022 Senior Notes, or Indebtedness that is pari passu with the 2022 Senior Notes, then the Net Cash Proceeds of such issuance shall be included in clause (iv)(C) of Section 9.3(a) only to the extent such proceeds are not used for such redemption, purchase or other acquisition of Indebtedness.

9.4. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Borrower or any other Restricted Subsidiary;

(ii) pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary;

(iii) make loans or advances to the Borrower or any other Restricted Subsidiary; or

(iv) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.

(b) The provisions of Section 9.4(a) shall not restrict any encumbrances or restrictions:

(i) existing on October 2, 2012 or any other agreements in effect on October 2, 2012, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Term Loan B Lenders or the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(iii) existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the Term Loan B Lenders or the Holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

(iv) in the case of clause (iv) of Section 9.4(a):

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by the 2022 Senior Note Indenture; or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, reduce the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;

(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction either: (1) applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or (2) is contained in a Credit Agreement;

(B) the encumbrance or restriction is not materially more disadvantageous to the Term Loan B Lenders of the Term Loan B Loans or the Holders than is customary in comparable financings (as determined by the Borrower); and

(C) the Borrower determines on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair the Borrower’s ability to make principal or interest payments on the Term Loan B Loans or the 2022 Senior Notes.

Nothing contained in this Section 9.4 shall prevent the Borrower or any Restricted Subsidiary from: (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 9.8 or (2) restricting the sale or other disposition of property or assets of the Borrower or any of its Restricted Subsidiaries that secure Indebtedness of the Borrower or any of its Restricted Subsidiaries.

9.5. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. TWTC and the Borrower shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(a) to TWTC, the Borrower or a Wholly Owned Restricted Subsidiary;

(b) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(c) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 9.3 if made on the date of such issuance or sale; or

(d) issuances or sales of Common Stock of a Restricted Subsidiary; provided, however, that the Borrower or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with Section 9.10.

9.6. Limitation on Issuances of Guarantees by Restricted Subsidiaries.

(a) TWTC and the Borrower shall not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of TWTC which is pari passu with or subordinate in right of payment to the TWTC Guarantee or the Parent Guarantee or to Guarantee any of the Borrower’s Indebtedness which is pari passu with or subordinate in right of payment to the Term Loan B Loans or the 2022 Senior Notes (any such Indebtedness being the “Guaranteed Indebtedness”), unless:

(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental agreement to this Agreement providing for a TWTC Subsidiary Guarantee of payment of the Term Loan B Loans by such Restricted Subsidiary and a supplemental indenture to the 2022 Senior Note Indenture providing for a Subsidiary Guarantee of payment of the 2022 Senior Notes by such Restricted Subsidiary;

(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against TWTC or the Borrower, as applicable, or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its TWTC Subsidiary Guarantee or Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and

(iii) if the Guaranteed Indebtedness is Indebtedness of TWTC, the Borrower would have been permitted to Incur such Guaranteed Indebtedness pursuant to clause (ii) of Section 9.2(a). If the Guaranteed Indebtedness is:

(A) pari passu with the Term Loan B Loans, the 2022 Senior Notes, the Parent Guarantee or the TWTC Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the TWTC Subsidiary Guarantee and the Subsidiary Guarantee; or

(B) subordinated to the Term Loan B Loans, the 2022 Senior Notes, the Parent Guarantee or the TWTC Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the TWTC Subsidiary Guarantee and the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Term Loan B Loans, the 2022 Senior Notes, the Parent Guarantee or the TWTC Guarantee, as applicable.

(b) Notwithstanding Section 9.6(a), any TWTC Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i) any sale, exchange or transfer, to any Person not an Affiliate of TWTC or the Borrower, of all of TWTC’s, the Borrower’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Agreement); or

(ii) the release or discharge of the Guarantee which resulted in the creation of such TWTC Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

9.7. Limitation on Transactions with Shareholders and Affiliates. TWTC and the Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of TWTC’s or the Borrower’s Affiliates, unless:

(a) the terms of such transaction are fair and reasonable and no less favorable to TWTC, the Borrower or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a Related Person or an Affiliate;

(b) if such transaction involves an amount in excess of $25,000,000, a majority of the disinterested members of the Board of Directors has determined in good faith that the criteria set forth in clause (a) are satisfied and have approved such transaction; and

(c) if such transaction involves an amount in excess of $75,000,000, TWTC, the Borrower or a Restricted Subsidiary delivers to the Administrative Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to TWTC, the Borrower or such Restricted Subsidiary from a financial point of view. Such nationally recognized investment banking firm may have other relationships with TWTC, the Borrower, such Restricted Subsidiary or any Affiliate thereof.

The foregoing limitation does not limit and shall not apply to:

(i) any transaction solely between TWTC or the Borrower and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

(ii) the payment of customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, Director or employee of TWTC, the Borrower or any Restricted Subsidiary entered into in the ordinary course of business;

(iii) any transaction (A) with respect to the lease, sharing or other use of conduit, cable, fiber lines or facilities, equipment, transmission or network capacity, right-of-way or other access rights, between TWTC, the Borrower or any Restricted Subsidiary and any other Person or (B) between TWTC, the Borrower or any Restricted Subsidiary and customers, clients, suppliers, lessors or purchasers or sellers of goods or services, in each case with respect to transactions under this clause (B) in the ordinary course of business and otherwise in compliance with the terms of this Agreement; provided, however, that such transaction is on terms that:

(A) if applicable, are consistent with the past practices of TWTC, the Borrower or such Restricted Subsidiary; and

(B) are no less favorable, taken as a whole, to TWTC, the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by TWTC, the Borrower or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, TWTC or the Borrower, as applicable, has determined to be fair to TWTC or the Borrower or the relevant Restricted Subsidiary); or

(iv) any Restricted Payments not prohibited by Section 9.3.

9.8. Limitation on Liens. TWTC and the Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, except Permitted Liens.

9.9. Limitation on Sale-Leaseback Transactions. TWTC and the Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby TWTC, the Borrower or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which TWTC, the Borrower or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction shall not apply to any sale-leaseback transaction if:

(i) the lease is for a period, including renewal rights, of not in excess of five years;

(ii) the lease secures or relates to industrial revenue or pollution control bonds;

(iii) the transaction is solely between TWTC or the Borrower and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

(iv) TWTC, the Borrower or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with Section 2.12; or

(v) such sale-leaseback transaction involves the sale and leaseback of TWTC’s headquarters and assets appurtenant thereto.

9.10. Limitation on Asset Sales.

(a) TWTC and the Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i) the consideration received by TWTC, the Borrower or the Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(ii) at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness of TWTC (other than Indebtedness that is subordinated to the TWTC Guarantee and the Parent Guarantee), the Borrower (other than Indebtedness that is subordinated to the Term Loan B Loans and the 2022 Senior Notes) or a Restricted Subsidiary (other than Indebtedness that is subordinated to the relevant TWTC Subsidiary Guarantee and the relevant Subsidiary Guarantee) and unconditional release of TWTC, the Borrower or the Restricted Subsidiary from all liability on the Indebtedness assumed; provided, however, that this clause (ii) shall not apply to the lease, sharing, assignment or other use of conduit, cable, fiber lines or facilities, rights of way or other access rights or the assignment of transmission or network capacity.

(b) TWTC and the Borrower shall comply in all respects with Section 4.11 of the 2022 Senior Note Indenture.

9.11. Existence. TWTC and the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective existences and the existence of each of their Restricted Subsidiaries in accordance with the respective organizational documents of TWTC, the Borrower and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of TWTC, the Borrower and each Restricted Subsidiary; provided that neither the Borrower nor TWTC shall be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of TWTC, the Borrower and their Restricted Subsidiaries taken as a whole; provided further that TWTC or the Borrower, as applicable, may consolidate with or into or permit the acquisition of its property or assets by a Person that is a corporation (each, a “Successor Corporation”) organized and validly existing under the laws of the United States of America or any jurisdiction thereof that succeeds to the obligations of the Borrower or TWTC with respect to the 2022 Senior Notes and in connection therewith complies with Articles Four and Five of the 2022 Senior Note Indenture (it being understood and agreed that in addition to the requirements contained in the 2022 Senior Note Indenture, for purposes of this Section 9.11, the Successor Corporation must also expressly assume, by an amendment to this Agreement executed by the predecessor (if TWTC or the Borrower), such Successor Corporation and the Administrative Agent, the due and punctual payment of the obligations of the predecessor under the Loan Documents, if any). Neither the foregoing nor any other provision of this Agreement shall prohibit the conversion by the Borrower or any Restricted Subsidiary from a corporation to a limited liability company or vice-versa or from a limited partnership to a corporation or limited liability company.

9.12. Payment of Taxes and Other Claims. TWTC and the Borrower shall pay or discharge and shall cause each of their Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent:

(i) all material taxes, assessments and governmental charges levied or imposed upon:

(A) TWTC, the Borrower or any such Restricted Subsidiary;

(B) the income or profits of TWTC, the Borrower or any such Restricted Subsidiary which is a corporation; or

(C) the property of TWTC, the Borrower or any such Restricted Subsidiary; and

(ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of TWTC, the Borrower or any such Restricted Subsidiary; provided that neither TWTC nor the Borrower shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

9.13. Maintenance of Properties and Insurance. TWTC and the Borrower shall cause all properties used or useful in the conduct of their business or the business of any of the Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of TWTC and the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 9.13 shall prevent TWTC, the Borrower or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of TWTC, the Borrower or such Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of TWTC, the Borrower or such Restricted Subsidiary.

TWTC and the Borrower shall provide or cause to be provided, for themselves and the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as TWTC and the Borrower in good faith shall determine to be reasonable and appropriate in the circumstances.

9.14. Notice of Defaults. In the event that any Officer of TWTC or the Borrower becomes aware of any Default, Term Loan B Default, Event of Default or Term Loan B Event of Default, TWTC or the Borrower, as applicable, shall promptly deliver to the Administrative Agent a written notice specifying such Default, Term Loan B Default, Event of Default or Term Loan B Event of Default.

9.15. Financial Statements. TWTC and the Borrower shall furnish to the Administrative Agent for duplication and distribution to the Term Loan B Lenders:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of TWTC, a copy of the audited consolidated balance sheet of TWTC and its consolidated Subsidiaries (as defined in this Agreement) as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of TWTC, the unaudited consolidated balance sheet of TWTC and its consolidated Subsidiaries (as defined in this Agreement) as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer (as defined in this Agreement) as being fairly stated in all material respects (subject to normal year-end adjustments).

All such financial statements, together with the notes thereto, shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Any financial statement required to be delivered pursuant to this Section 9.15 shall be deemed to have been delivered on the date on which TWTC posts such financial statement on its website on the Internet at www.twtelecom.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Term Loan B Lenders); provided, further, that TWTC shall deliver paper copies of any financial statement referred to in this Section 9.15 to the Administrative Agent if the Administrative Agent or any Term Loan B Lender acting through the Administrative Agent requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

9.16. Certificates. TWTC and the Borrower shall furnish to the Administrative Agent for prompt duplication and distribution to the Term Loan B Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 9.15, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Term Loan B Default or Term Loan B Event of Default relating to the Term Loan B Loans or in favor of the Term Loan B Lenders, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 9.15, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements relating to the Term Loan B Loans or in favor of the Term Loan B Lenders, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, in each case, relating to the Term Loan B Loans or in favor of the Term Loan B Lenders, and that such Responsible Officer has obtained no knowledge of any Term Loan B Default or Term Loan B Event of Default relating to the Term Loan B Loans or in favor of the Term Loan B Lenders except as specified in such certificate; and

(c) within five days after the same are sent, copies of all financial statements and reports that TWTC or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that TWTC or the Borrower may make to, or file with, the SEC.

(d) Any delivery required to be made pursuant to Section 9.16(c) shall be deemed to have been made on the date on which TWTC posts such delivery on its website on the Internet at www.twtelecom.com or when such delivery is posted on the SEC’s website on the Internet at www.sec.gov; provided that TWTC shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Term Loan B Lenders); provided, further, that TWTC shall deliver paper copies of any delivery referred to in Section 9.16(c) to the Administrative Agent if the Administrative Agent or any Term Loan B Lender acting through the Administrative Agent requests TWTC to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

9.17. Waiver of Stay, Extension or Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of, premium, if any, or interest on the Term Loan B Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Borrower hereby expressly waives all benefit or advantage of any such law and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

9.18. Future Guarantors. TWTC and the Borrower shall not permit any Subsidiary to Guarantee any of the High Yield Notes unless, simultaneously with such Subsidiary guaranteeing such High Yield Notes, such Subsidiary takes all actions required pursuant to the Guarantee and Collateral Agreement to become a Subsidiary Guarantor under this Agreement and the other Loan Documents.

SECTION 10. TERM LOAN B EVENTS OF DEFAULT

The provisions contained in this Section 10 are for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns) and such provisions may only be amended, modified, supplemented or waived by the Required Term Loan B Lenders and without notice to, or the consent of, the Revolving Lenders (or their successors or permitted assigns). Subject to the foregoing, if any of the following events shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Term Loan B Loan when due in accordance with the terms hereof; or

(ii) the Borrower shall fail to pay any interest payable on any Term Loan B Loan, or any other amount payable to a Term Loan B Lender hereunder or under any other Loan Document, in either case with respect to the Term Loan B Loans, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made to a Term Loan B Lender by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished to a Term Loan B Lender by it, in either case with respect to the Term Loan B Loans or the Term Loan B Lenders, at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) there occurs a default in the performance or breach of the provisions of the 2022 Senior Note Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of TWTC, the Borrower or the Restricted Subsidiaries (as defined in the 2022 Senior Note Indenture) or the failure to make or consummate an Offer to Purchase (as defined in the 2022 Senior Note Indenture) in accordance with Section 4.11 or 4.12 of the 2022 Senior Note Indenture or the failure to deliver the Prepayment Option Notice or Change of Control Prepayment Option Notice in accordance with Section 2.12 or 2.25 of this Agreement, respectively; or

(ii) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document which is for the express benefit of the Term Loan B Lenders or with respect to the Term Loan B Commitments (other than as provided in paragraphs (a) and (b) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Term Loan B Lenders; or

(d) there occurs with respect to any issue or issues of Indebtedness of TWTC, the Borrower or any Significant Subsidiary having an outstanding principal amount of $50,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; or

(e) any of the Revolving Loans are accelerated, in each case, by the Revolving Lenders in accordance with Section 8 of this Agreement following a Revolving Event of Default with respect to the Revolving Commitments or in favor of the Revolving Lenders; or

(f) (i) TWTC, the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or TWTC, the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against TWTC, the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against TWTC, the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) TWTC, the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) TWTC, the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) any final judgment or order (not covered by insurance) for the payment of money in excess of $70,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self insurance or retention as not so covered) shall be rendered against the Borrower, TWTC or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $70,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (A) default by the Borrower, TWTC or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Liens for the Term Loan B Loans or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (B) repudiation or disaffirmation by the Borrower, TWTC or any of such Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary of its or their obligations under the Security Documents or (C) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Borrower, TWTC or any of such Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary; or

(i) (A) the TWTC Subsidiary Guarantee provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the TWTC Subsidiary Guarantees or the terms of this Agreement) or any Subsidiary Guarantor denies or disaffirms its obligations under the TWTC Subsidiary Guarantee; or (B) the TWTC Guarantee ceases to be in full force and effect or TWTC denies or disaffirms its obligations under the TWTC Guarantee;

then, and in any such event, (A) if such event is a Term Loan B Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Term Loan B Commitments shall immediately terminate and the Term Loan B Loans hereunder (with accrued interest thereon) and all other amounts owing to the Term Loan B Lenders under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Term Loan B Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Term Loan B Lenders, the Administrative Agent may, or upon the request of the Required Term Loan B Lenders, the Administrative Agent shall, by notice to the Borrower declare the Term Loan B Commitments to be terminated forthwith, whereupon the Term Loan B Commitments shall immediately terminate; and (ii) with the consent of the Required Term Loan B Lenders, the Administrative Agent may, or upon the request of the Required Term Loan B Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loan B Loans hereunder (with accrued interest thereon) and all other amounts owing to the Term Loan B Lenders under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 11. THE AGENTS

11.1. Appointment. Each Lender and Issuing Lender hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the agents of such Lender and Issuing Lender under this Agreement and the other Loan Documents, and each such Lender and Issuing Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

11.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section shall apply to any such agent or attorney-in-fact and their respective activities. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that the Administrative Agent or Collateral Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact.

11.3. Exculpatory Provisions. None of the Agents nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing have resulted from its or such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or (ii) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4. Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to TWTC or the Borrower), independent accountants and other experts selected by it. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall be fully protected in relying thereon. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence, as it deems appropriate, of the Person(s) whose consent is required as specified in Sections 12.1 or it shall first be indemnified to its satisfaction by the Revolving Lenders or the Term Loan B Lenders, as the case may be, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Person(s) whose consent is required as specified in Section 12.1, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Revolving Default or Revolving Event of Default hereunder unless the Administrative Agent has received notice from a Revolving Lender, TWTC or the Borrower referring to this Agreement, describing such Revolving Default or Revolving Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, the Administrative Agent or the Collateral Agent shall send a copy of such notice to the Revolving Lenders, the Borrower and TWTC. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Term Loan B Default or Term Loan B Event of Default hereunder unless the Administrative Agent has received notice from a Term Loan B Lender, TWTC or the Borrower referring to this Agreement, describing such Term Loan B Default or Term Loan B Event of Default and stating that such notice is a

“notice of default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice, the Administrative Agent or the Collateral Agent shall send a copy of such notice to the Term Loan B Lenders, the Borrower and TWTC. Subject to Section 12.16 of this Agreement and Section 8.19 of the Guarantee and Collateral Agreement, the Administrative Agent or the Collateral Agent, as the case may be, shall take such action with respect to any Default or Event of Default as shall be reasonably directed by the Majority Facility Lenders; provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. Subject to Section 12.16 of this Agreement and Section 8.19 of the Guarantee and Collateral Agreement, the Administrative Agent or the Collateral Agent, as the case may be, shall take such action with respect to any Revolving Default or Revolving Event of Default as shall be reasonably directed by the Required Revolving Lenders; provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Revolving Default or Revolving Event of Default as it shall deem advisable in the best interests of the Revolving Lenders. Subject to Section 12.16 of this Agreement and Section 8.19 of the Guarantee and Collateral Agreement, the Administrative Agent or the Collateral Agent, as the case may be, shall take such action with respect to any Term Loan B Default or Term Loan B Event of Default as shall be reasonably directed by the Required Term Loan B Lenders; provided that unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Term Loan B Default or Term Loan B Event of Default as it shall deem advisable in the best interests of the Term Loan B Lenders.

11.6. Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Lender expressly acknowledges that none of the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Revolving Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Revolving Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates. Except for notices, reports and other documents expressly required to be furnished to the Term Loan B Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Term Loan B Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7. Indemnification.

(a) Insofar as the same relates to the Revolving Facility or the Revolving Extensions of Credit, the Revolving Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Aggregate Revolving Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Revolving Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that have been determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent’s own gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

(b) Insofar as the same relates to the Term Loan B Facility or the Term Loan B Loans, the Term Loan B Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Aggregate Term Loan B Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loan B Commitments shall have terminated and the Term Loan B Loans shall have been paid in full, ratably in accordance with such Aggregate Term Loan B Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Term Loan B Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Term Loan B Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that have been determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent’s own gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loan B Loans and all other amounts payable hereunder.

11.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party or any Subsidiary thereof as though such Agent were not an Agent and without any duty to account therefor to the Lenders. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Revolving Event of Default under Section 8(a) or Section 8(f) or a Term Loan Event of Default under Section 10(a) or Section 10(f), in each case, with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11 and Section 12.5 shall inure to its benefit and the benefit of its Related Parties as to any actions taken or omitted to be taken by it and its Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents. In addition to the foregoing, the Borrower may remove the Administrative Agent if the Administrative Agent has become or is insolvent, become the subject of a bankruptcy or insolvency proceeding, had a receiver, conservator, trustee or custodian appointed for it, or taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; and in the event of such removal the Required Lenders may appoint a successor agent as provided for above (which successor agent shall be subject to the approval of the Borrower as set forth above) and the removed Administrative Agent shall retain, and the successor Administrative Agent shall succeed to, rights and obligations as provided for above.

11.10. Successor Collateral Agent. Subject to the provisions of Guarantee and Collateral Agreement, the Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders and the Borrower. If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Revolving Event of Default under Section 8(a) or Section 8(f) or Term Loan B Event of Default under Section 10(a) or Section 10(f), in each case, with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Administrative Agent shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 11 and Section 12.5 shall inure to its benefit and the benefit of its Related Parties as to any actions taken or omitted to be taken by it and its Related Parties while it was Collateral Agent under this Agreement and the other Loan Documents.

11.11. Syndication Agents and Documentation Agents. Neither the Syndication Agents nor the Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

11.12. Confirmation. Without intending to derogate from the discretion retained by the Administrative Agent and the Collateral Agent under each of the Loan Documents, the Administrative Agent, as the “Controlling Party” under the Guarantee and Collateral Agreement, and the Collateral Agent, hereby confirm and agree that with respect to amendments, supplements, or modifications to, and waivers and releases of, any of the terms and provisions of the Guarantee and Collateral Agreement or with respect to the Collateral or any portion thereof or with respect to the Obligors (as defined in the Guarantee and Collateral Agreement) that are (i) requested or consented to by TWTC or the Borrower, (ii) approved or not opposed by the Required Lenders, and (iii) not inconsistent with or contrary to the provisos to Sections 8.1 and 8.2 of the Guarantee and Collateral Agreement, shall be effected or accomplished as promptly as is reasonably practicable.

11.13. Impact of Extension of Revolving Termination Date. If any Extension or Extensions of Revolving Commitments is or are effected in accordance with Section 2.26, then on the occurrence of the Revolving Termination Date with respect to the Revolving Facility and on each later date which is or was at any time a Revolving Termination Date with respect to the Revolving Facility (each, a “Related Termination Date”), the Issuing Lender and the Swingline Lender shall have the right to resign as such on, or on any date within 20 Business Days after, the respective Related Termination Date, in each case upon not less than ten days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, (A) the resigning Issuing Lender shall retain all of its rights hereunder and under the other Loan Documents as Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder and (B) the Borrower shall repay any outstanding Swingline Loans made by the respective entity so resigning and such entity shall not be required to make any further Swingline Loans hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), the Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be (x) the Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as Issuing Lender hereunder and (y) the Swingline Lender hereunder obligated to make Swingline Loans unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent or the Borrower agrees to act as the Swingline Lender hereunder.

11.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.9, 2.21 and 12.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9, 2.21 and 12.5.

11.15. Collateral and Guaranty Matters.

(a) Each of the Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at their option and in their discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent, for the ratable benefit of the Lenders, under any Loan Document (A) upon the termination of the Revolving Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) Obligations under Hedge Agreements and Cash Management Obligations as to which arrangements satisfactory to the applicable counterparty or bank, as the case may be, have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.1;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien permitted hereunder; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 11.15. In each case as specified in this Section 11.15, the Administrative Agent or the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.15. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 7.5 and an Asset Sale (as defined in accordance with the meaning ascribed thereto in Section 9) permitted pursuant to Section 9.10, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 12. MISCELLANEOUS

12.1. Amendments and Waivers.

(a) Except as otherwise expressly provided in Sections 2.1 and 2.26, neither this Agreement, nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1 and, in the case of the Guarantee and Collateral Agreement, the provisions of Section 8.2 thereof.

(b) Subject to the foregoing, the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (or the Collateral Agent, as the case may be) and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments (including amendments and restatements), supplements, or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Collateral Agent, as the case may be), with the written consent of the Required Lenders, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents; provided that (A) only the Required Revolving Lenders or the Administrative Agent (or the Collateral Agent, as the case may be), with the written consent of the Required Revolving Lenders shall waive any Revolving Default or Revolving Event of Default and its consequences, including, without limitation, the termination of the Revolving Commitments and the Revolving Loans being due and payable and (B) only the Required Term Loan B Lenders or the Administrative Agent (or the Collateral Agent, as the case may be), with the written consent of the Required Term Loan B Lenders, shall waive any Term Loan B Default or Term Loan B Event of Default and its consequences, including, without limitation, the termination of the Term Loan B Commitments and the Term Loan B Loans being due and payable:

Notwithstanding anything to the contrary contained herein, any amendment waiver or supplement that:

(i) reduces or forgives the principal amount or extends the final scheduled date of maturity of any Revolving Loan (other than an Extension in accordance with Section 2.26),

reduces the stated rate of any interest or fee payable with respect to the Revolving Facility or the Revolving Extensions of Credit (except that any amendment or modification of defined terms used in the financial covenants in this Agreement that is approved by the Required Revolving Lenders shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extends the scheduled date of any payment thereof (other than an Extension in accordance with Section 2.26), or increases the amount (other than pursuant to an Incremental Revolving Facility) or extends the expiration date of any Revolving Lender’s Revolving Commitment (other than an Extension in accordance with Section 2.26), may, in each case, be effected with only the written consent of each Revolving Lender directly affected thereby and the Required Revolving Lenders;

(ii) eliminates or reduces the voting rights of any Revolving Lender under Section 2.1(b) or this Section 12.1 may be effected with only the written consent of such Revolving Lender and the Required Revolving Lenders;

(iii) reduces any percentage specified in the definition of Required Revolving Lenders or Supermajority Revolving Lenders or consents to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents with respect to the Revolving Facility or the Revolving Extensions of Credit, may, in each case, be effected with only the written consent of all Revolving Lenders;

(iv) amends, modifies or waives any provision of Section 2.18(a) or (b) may only be effected with only the written consent of the Required Revolving Lenders and each Revolving Lender adversely affected thereby;

(v) amends or modifies any provision of Section 12.6(c)(i) to add any additional consent requirements necessary to effect any assignment under such Section may be effected with only the written consent of the Supermajority Revolving Lenders;

(vi) reduces or forgives the principal amount or extends the scheduled date of any amortization payment or the final scheduled date of maturity of any Term Loan B Loan (other than an Extension in accordance with Section 2.26), reduces the stated rate of any interest or fee payable with respect to the Term Loan B Facility or the Term Loan B Loans or extends the scheduled date of any payment thereof (other than an Extension in accordance with Section 2.26), or increases the amount of any Term Loan B Lender’s Term Loan B Commitment may, in each case, be effected with only the written consent of each Term Loan B Lender directly affected thereby and the Required Term Loan B Lenders;

(vii) eliminates or reduces the voting rights of any Term Loan B Lender under Section 2.1(c) or this Section 12.1 may be effected with only the written consent of such Term Loan B Lender and the Required Term Loan B Lenders;

(viii) reduces any percentage specified in the definition of Required Term Loan B Lenders or Supermajority Term Loan B Lenders or consents to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents with respect to the Term Loan B Facility or the Term Loan B Loans, may, in each case, be effected with only the written consent of all Term Loan B Lenders;

(ix) amends, modifies or waives any provision of Section 2.18(a) or (c) may be effected with only the written consent of each Term Loan B Lender adversely affected thereby and the Required Term Loan B Lenders;

(x) amends or modifies any provision of Section 12.6(c)(ii) to add any additional consent requirements necessary to effect any assignment under such Section may be effected with only the written consent of the Supermajority Term Loan B Lenders;

(xi) exercises any remedies under the Guarantee and Collateral Agreement may be effected with only the written consent of the Majority Facility Lenders;

(xii) releases, or subordinates to any other Person the Liens of the Collateral Agent upon, or permits Liens in favor of any other Person that are pari passu to the Liens of the Collateral Agent upon, all or substantially all of the Collateral (other than in connection with Permitted Notes) or releases all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement (other than as authorized in Section 11.15 or as otherwise specifically permitted or contemplated in this Agreement or applicable Security Document) may, in each case be effected with the written consent of all Lenders;

(xiii) amends, modifies or waives any provision of Section 11 relating to the Administrative Agent may be effected with only the written consent of the Administrative Agent and the Required Lenders;

(xiv) amends, modifies or waives any provisions of Section 11 relating to the Collateral Agent may be effected with only the written consent of the Collateral Agent and the Required Lenders;

(xv) amends, modifies or waives any provision of Section 2.7 or 2.8 may be effected with only the written consent of the Swingline Lender and the Required Revolving Lenders;

(xvi) amends, modifies or waives any provision of Section 3 may be effected with only the written consent of the Issuing Lender and the Required Revolving Lenders;

(xvii) amends, modifies or waives any provision of Section 2.24, 5.3, 6, 7 or 8 (and any related definitions or ancillary provisions) and other matters relating solely to the Revolving Lenders or the Revolving Commitments may be effected with only the written consent of the Required Revolving Lenders;

(xviii) amends, modifies or waives any provision of Section 2.12, 2.25, 5.4, 9 or 10 (and any related definitions or ancillary provisions) and other matters relating solely to the Term Loan B Lenders or the Term Loan B Commitments or the Term Loan B Loans may be effected with only the written consent of the Required Term Loan B Lenders; or

(xix) reduces any percentage specified in the definition of Required Lenders or Majority Facility Lenders may only be effected with the consent of all the Lenders.

It is agreed and understood that (A) the voting requirements contained in clauses (i) through (v) and (xv) through (xvii) in the immediately preceding sentence shall not require any notice to, approval of or action by of any Term Loan B Lender, the Required Lenders or Majority Facility Lenders and (B) the voting requirements contained in clauses (vi) through (x) and (xviii) in the immediately preceding sentence shall not require any notice to, approval of or action by any Revolving Lender, the Required Lenders or the Majority Facility Lenders.

(c) Any such waiver and any such amendment, supplement or modification made with respect to the Revolving Facility shall apply equally to each of the Revolving Lenders and shall be binding upon the Loan Parties, the Revolving Lenders, the Collateral Agent, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver under the Revolving Facility, the Loan Parties, the Revolving Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Revolving Default or Revolving Event of Default (or, insofar as the Revolving Facility is concerned, Default or Event of Default) waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Revolving Default or Revolving Event of Default (or, insofar as the Revolving Facility is concerned, Default or Event of Default), or impair any right consequent thereon. Any such waiver and any such amendment, supplement or modification made with respect to the Term Loan B Facility shall apply equally to each of the Term Loan B Lenders and shall be binding upon the Loan Parties, the Term Loan B Lenders, the Collateral Agent, the Administrative Agent and all future holders of the Term Loan B Loans. In the case of any waiver under the Term Loan B Facility, the Loan Parties, the Term Loan B Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Term Loan B Default or Term Loan B Event of Default (or, insofar as the Term Loan B Facility is concerned, Default or Event of Default) waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Term Loan B Default or Term Loan B Event of Default (or, insofar as the Term Loan B Facility is concerned, Default or Event of Default), or impair any right consequent thereon. Any other such waiver and any other such amendment, supplement or modification made shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Collateral Agent, the Administrative Agent and all future holders of the Loans.

(d) Notwithstanding anything to the contrary above, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement (including, without limitation, amendments to this Section 12.1) and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate an Incremental Facility or any Permitted Notes, including, without limitation, (i) amendments to permit the Lenders under an Incremental Facility to share ratably (to the extent that such benefits are otherwise available to all Lenders) in the benefits of this Agreement and the other Loan Documents and to include appropriately such Lenders in any determination of the Required Lenders, the Majority Facility Lenders and Required Revolving Lenders, Required Term Loan B Lenders, Supermajority Revolving Lenders or Supermajority Term Loan B Lenders (as the case may be) and (ii) amendments, or additional documentation (including intercreditor agreements), to permit holders of Permitted Notes to have a Lien on the Collateral; provided that no such amendment shall modify any provision described in clauses (i), (ii), (iii), (iv), (vi) , (vii), (viii), (ix), (xii) or (xix) of Section 12.1(b), in each case without the written consent of each Lender directly affected thereby.

(e) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment or waiver or grant any consent or make any request hereunder, except that the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender.

12.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of TWTC, the Borrower, the Collateral Agent, the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

TWTC:	tw telecom inc.

10475 Park Meadows Drive

Littleton, CO 80124

Attention: Mark A. Peters, Executive Vice President and Chief

Financial Officer

Telecopy: (720) 225-5653

Telephone: (303) 566-1545

the Borrower:	tw telecom holdings inc.

10475 Park Meadows Drive

Littleton, CO 80124

Attention: General Counsel

Telecopy: (303) 566-1777

Telephone: (303) 566-1237

the Administrative Agent:	Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Telecopy No.: (704) 590-3481

the Collateral Agent:	Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Telecopy No.: (704) 590-3481

provided that any notice, request or demand to or upon the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received.

12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

12.5. Payment of Expenses and Taxes. Each of TWTC and the Borrower agrees (a) except as otherwise agreed in writing among TWTC, the Borrower and Wells Fargo, to pay or reimburse the Administrative Agent, the Collateral Agent and the Sole Lead Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of this Agreement and the preparation, negotiation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one firm of primary counsel to the Administrative Agent and the Collateral Agent (and any local or specialty counsel to the Administrative Agent and the Collateral Agent) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Collateral Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, the Collateral Agent and the Sole Lead Arranger, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Administrative Agent and the Collateral Agent (and any agents and Related Parties of the foregoing Persons) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Administrative Agent, the Collateral Agent and the Sole Lead Arranger and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of TWTC or any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that neither TWTC nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable judgment. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with a view to minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. Without limiting the foregoing, and to the extent permitted by applicable law, TWTC agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than 10 days after written demand therefor. Statements payable by TWTC or the Borrower pursuant to this Section 12.5 shall be submitted to the address of the Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder and under the other Loan Documents.

12.6. Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of TWTC, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) (i) Any Revolving Lender may, without the consent of the Borrower or any Agent, in accordance with applicable law, at any time sell to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Revolving Participant”) participating interests in all or a portion of any Revolving Loan owing to such Revolving Lender, any Revolving Commitment of such Revolving Lender or any other interest of such Revolving Lender hereunder and under the other Loan Documents. In the event of any such sale by a Revolving Lender of a participating interest to a Revolving Participant, such Revolving Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Revolving Lender shall remain solely responsible for the performance thereof, such Revolving Lender shall remain the holder of any such Revolving Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Revolving Lender in connection with such Revolving Lender’s rights and obligations under this Agreement and the other Loan Documents. For the avoidance of doubt, each Revolving Lender shall be responsible for the indemnity under Section 11.7(a) with respect to any payments made by such Revolving Lender to its Revolving Participant(s).

Any agreement or instrument pursuant to which a Revolving Lender sells such a participation shall provide that such Revolving Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Revolving Lender will not, without the consent of the Revolving Participant, agree to any amendment, modification or waiver or modification that would reduce the principal of, or interest on, the Revolving Loans or any fees payable hereunder, or postpone the date of the final maturity of the Revolving Loans, in each case to the extent it affects such Revolving Participant. The Borrower agrees that each Revolving Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Revolving Lender)) to the same extent as if it were a Revolving Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Revolving Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.20 or 2.21, with respect to any participation, than its participating Revolving Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Revolving

Participant acquired the applicable participation. To the extent permitted by law, each Revolving Participant also shall be entitled to the benefits of Section 12.7(a)(i) as though it were a Revolving Lender; provided that such Revolving Participant agrees to be subject to Section 2.18 as though it were a Revolving Lender.

Each Revolving Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Revolving Participant and the principal amounts of (and stated interest on) each Revolving Participant’s interest in the Loans or other obligations under the Loan Documents (the “Revolving Participant Register”); provided that no Revolving Lender shall have any obligation to disclose all or any portion of the Revolving Participant Register (including the identity of any Revolving Participant or any information relating to a Revolving Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Revolving Participant Register shall be conclusive absent manifest error, and such Revolving Lender shall treat each Person whose name is recorded in the Revolving Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Revolving Participant Register.

(ii) Any Term Loan B Lender may, without the consent of the Borrower or any Agent, in accordance with applicable law, at any time sell to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Term Loan B Participant”) participating interests in all or a portion of any Term Loan B Loan owing to such Term Loan B Lender, any Term Loan B Commitment of such Term Loan B Lender or any other interest of such Term Loan B Lender hereunder and under the other Loan Documents. In the event of any such sale by a Term Loan B Lender of a participating interest to a Term Loan B Participant, such Term Loan B Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Term Loan B Lender shall remain solely responsible for the performance thereof, such Term Loan B Lender shall remain the holder of any such Term Loan B Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Term Loan B Lender in connection with such Term Loan B Lender’s rights and obligations under this Agreement and the other Loan Documents. For the avoidance of doubt, each Term Loan B Lender shall be responsible for the indemnity under Section 11.7(a) with respect to any payments made by such Term Loan B Lender to its Term Loan B Participant(s).

Any agreement or instrument pursuant to which a Term Loan B Lender sells such a participation shall provide that such Term Loan B Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Term Loan B Lender will not, without the consent of the Term Loan B Participant, agree to any amendment, modification or waiver or modification that would reduce the principal of, or interest on, the Term Loan B Loans or any fees payable hereunder, or postpone the date of the final maturity of the Term Loan B Loans, in each case to the extent it affects such Term Loan B Participant. The Borrower agrees that each Term Loan B Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under

Section 2.20(g) shall be delivered to the participating Term Loan B Lender)) to the same extent as if it were a Term Loan B Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Term Loan B Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.20 or 2.21, with respect to any participation, than its participating Term Loan B Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Term Loan B Participant acquired the applicable participation. To the extent permitted by law, each Term Loan B Participant also shall be entitled to the benefits of Section 12.7(a)(i) as though it were a Term Loan B Lender; provided that such Term Loan B Participant agrees to be subject to Section 2.18 as though it were a Term Loan B Lender.

Each Term Loan B Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Term Loan B Participant and the principal amounts of (and stated interest on) each Term Loan B Participant’s interest in the Loans or other obligations under the Loan Documents (the “Term Loan B Participant Register”); provided that no Term Loan B Lender shall have any obligation to disclose all or any portion of the Term Loan B Participant Register (including the identity of any Term Loan B Participant or any information relating to a Term Loan B Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Term Loan B Participant Register shall be conclusive absent manifest error, and such Term Loan B Lender shall treat each Person whose name is recorded in the Term Loan B Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Term Loan B Participant Register.

(c) (i) Any Revolving Lender (a “Revolving Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Non-Defaulting Lender, any Affiliate of any Non-Defaulting Lender or any Approved Fund or, with the consent of the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender (which, in each case, shall not unreasonably be withheld or delayed), to an additional bank, financial institution or other entity (a “Revolving Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to a Revolving Assignment and Acceptance, executed by such Revolving Assignee, such Revolving Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Revolving Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), no such assignment to a Revolving Assignee (other than any Non-Defaulting Lender or any Affiliate of any Non-Defaulting Lender or any Approved Fund) shall be in an aggregate principal amount of less than $2,000,000 (determined as of the date the Revolving Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, or if a “Trade Date” is specified in the Revolving Assignment and Acceptance, as of the “Trade Date”), except in the case of an assignment of all of a Revolving Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Revolving Lender and its related Approved Funds, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Revolving Assignment and Acceptance, (x) the Revolving Assignee thereunder shall be a party hereto and, to the extent provided in such Revolving Assignment and Acceptance, have the rights and obligations of a Revolving Lender hereunder with a Revolving Commitment and/or Revolving Loans as set forth therein, and (y) the Revolving Assignor thereunder shall, to the extent provided in such Revolving Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Revolving Assignment and Acceptance covering all of a Revolving Assignor’s rights and obligations under this Agreement, such Revolving Assignor shall cease to be a party hereto) except with respect to its obligations under Section 12.15 and its rights under Sections 2.19, 2.20, 2.21, 12.2 and 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 12.6(c)(i), the consent of the Borrower shall not be required for any assignment by a Revolving Lender that occurs when a Revolving Event of Default shall have occurred and be continuing.

(ii) Any Term Loan B Lender (a “Term Loan B Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Term Loan B Lender, any Affiliate of any Term Loan B Lender or any Approved Fund or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not unreasonably be withheld or delayed), to an additional bank, financial institution or other entity (a “Term Loan B Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to a Term Loan B Assignment and Acceptance, executed by such Term Loan B Assignee, such Term Loan B Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Term Loan B Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), no such assignment to a Term Loan B Assignee (other than any Term Loan B Lender or any Affiliate of any Term Loan B Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000 (determined as of the date the Term Loan B Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, or if a “Trade Date” is specified in the Term Loan B Assignment and Acceptance, as of the “Trade Date”), except in the case of an assignment of all of a Term Loan B Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Term Loan B Lender and its related Approved Funds, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Term Loan B Assignment and Acceptance, (x) the Term Loan B Assignee thereunder shall be a party hereto and, to the extent provided in such Term Loan B Assignment and Acceptance, have the rights and obligations of a Term Loan B Lender hereunder with a Term Loan B Commitment and/or Term Loan B Loans as set forth therein, and (y) the Term Loan B Assignor thereunder shall, to the extent provided in such Term Loan B Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Term Loan B Assignment and Acceptance covering all of a Term Loan B Assignor’s rights and obligations under this Agreement, such Term Loan B Assignor shall cease to be a party hereto) except with respect to its obligations under Section 12.15. Notwithstanding any provision of this Section 12.6(c)(ii), the consent of the Borrower shall not be required for any assignment by a Term Loan B Lender that occurs when a Term Loan B Event of Default shall have occurred and be continuing.

(iii) Notwithstanding anything to the contrary herein, the Borrower shall be deemed to have consented to any assignment under this Section 12.6 unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (iv) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(v) No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No such assignment shall be made to a natural Person.

(vii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) (i) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 12.2 a copy of each Revolving Assignment and Acceptance delivered to it and a register (the “Revolving Register”) for the recordation of the names and addresses of the Revolving Lenders and the Revolving Commitment of, and the principal amount of the Revolving Loans owing to, each Revolving Lender from time to time. The Revolving Register shall be available for inspection by the Borrower or any Revolving Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Revolving Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent, the Collateral Agent and the Revolving Lenders shall treat each Person whose name is recorded in the Revolving Register as the owner of the Revolving Loans and any Notes evidencing the Revolving Loans recorded therein for all purposes of this Agreement. Any assignment of any Revolving Loan, whether or not evidenced by a Revolving Note, shall be effective only upon appropriate entries with respect thereto being made in the Revolving Register. Any assignment or transfer of all or part of a Revolving Loan evidenced by a Revolving Note shall be registered on the Revolving Register only upon surrender for registration of assignment or transfer of the Revolving Note evidencing such Revolving Loan, accompanied by a duly executed Revolving Assignment and Acceptance, and thereupon one or more new Revolving Notes shall be issued to the designated Revolving Assignee.

(ii) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 12.2 a copy of each Term Loan B Assignment and Acceptance delivered to it and a register (the “Term Loan B Register”) for the recordation of the names and addresses of the Term Loan B Lenders and the Term Loan B Commitment of, and the principal amount of the Term Loan B Loans owing to, each Term Loan B Lender from time to time. The Term Loan B Register shall be available for inspection by the Borrower or any Term Loan B Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Term Loan B Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent, the Collateral Agent and the Term Loan B Lenders shall treat each Person whose name is recorded in the Term Loan B Register as the owner of the Term Loan B Loans and any Term Loan B Notes evidencing the Term Loan B Loans recorded therein for all purposes of this Agreement. Any assignment of any Term Loan B Loan, whether or not evidenced by a Term Loan B Note, shall be effective only upon appropriate entries with respect thereto being made in the Term Loan B Register. Any assignment or transfer of all or part of a Term Loan B Loan evidenced by a Term Loan B Note shall be registered on the Term Loan B Register only upon surrender for registration of assignment or transfer of the Term Loan B Note evidencing such Term Loan B Loan, accompanied by a duly executed Term Loan B Assignment and Acceptance, and thereupon one or more new Term Loan B Notes shall be issued to the designated Term Loan B Assignee.

(e) (i) Upon its receipt of a Revolving Assignment and Acceptance executed by a Revolving Assignor, a Revolving Assignee and any other Person whose consent is required by Section 12.6(c)(i), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Revolving Assignment and Acceptance and (ii) record the information contained therein in the Revolving Register on the effective date determined pursuant thereto.

(ii) Upon its receipt of a Term Loan B Assignment and Acceptance executed by a Term Loan B Assignor, a Term Loan B Assignee and any other Person whose consent is required by Section 12.6(c)(ii), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Term Loan B Assignment and Acceptance and (ii) record the information contained therein in the Term Loan B Register on the effective date determined pursuant thereto.

(iii) The Revolving Assignee or the Term Loan B Assignee, as applicable, if not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 12.6 concerning assignments of Revolving Loans and Revolving Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Revolving Lender of any Revolving Loan or Revolving Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment shall release such Revolving Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Revolving Lender as a party hereto. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 12.6 concerning assignments of Term Loan B Loans and Term Loan B Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Term Loan B

Lender of any Term Loan B Loan or Term Loan B Note to any Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment shall release such Term Loan B Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Term Loan B Lender as a party hereto.

(g) The Borrower, upon receipt of written notice from the relevant Revolving Lender, agrees to issue a Revolving Note to any Revolving Lender requiring a Revolving Note to facilitate transactions of the type described in paragraph (f) above. The Borrower, upon receipt of written notice from the relevant Term Loan B Lender, agrees to issue a Term Loan B Note to any Term Loan B Lender requiring a Term Loan B Note to facilitate transactions of the type described in paragraph (f) above.

12.7. Adjustments; Set-off.

(a) (i) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Revolving Lender or in the case of Cash Collateral provided for in Section 2.27, if any Revolving Lender (a “Benefitted Revolving Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Revolving Lender, if any, in respect of the Obligations owing to such other Revolving Lender, such Benefitted Revolving Lender shall purchase for cash from the other Revolving Lenders a participating interest in such portion of the Obligations owing to each such other Revolving Lender, or shall provide such other Revolving Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Revolving Lender to share the excess payment or benefits of such collateral ratably with each of the Revolving Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Revolving Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(ii) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Term Loan B Lender, if any Term Loan B Lender (a “Benefitted Term Loan B Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Term Loan B Lender, if any, in respect of the Obligations owing to such other Term Loan B Lender, such Benefitted Term Loan B Lender shall purchase for cash from the other Term Loan B Lenders a participating interest in such portion of the Obligations owing to each such other Term Loan B Lender, or shall provide such other Term Loan B Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Term Loan B Lender to share the excess payment or benefits of such collateral ratably with each of the Term Loan B Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Term Loan B Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) (i) In addition to any rights and remedies of the Revolving Lenders provided by law, each Revolving Lender shall have the right, at any time that a Revolving Event of Default shall have occurred and be continuing, without prior notice to TWTC or the Borrower, any such notice being expressly waived by TWTC and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by TWTC or the Borrower hereunder, subject to applicable grace periods (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Revolving Lender or any branch or agency thereof to or for the credit or the account of TWTC or the Borrower, as the case may be. Each Revolving Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Revolving Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(ii) In addition to any rights and remedies of the Term Loan B Lenders provided by law, each Term Loan B Lender shall have the right, at any time that a Term Loan B Event of Default shall have occurred and be continuing, without prior notice to TWTC or the Borrower, any such notice being expressly waived by TWTC and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by TWTC or the Borrower hereunder, subject to applicable grace periods (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Term Loan B Lender or any branch or agency thereof to or for the credit or the account of TWTC or the Borrower, as the case may be. Each Term Loan B Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Term Loan B Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission, including by email with a “pdf” copy thereof attached, shall be effective as delivery of an original executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

12.9. Severability; Inconsistencies with Other Documents. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

12.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of TWTC, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

12.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.12. Submission To Jurisdiction; Waivers. Each of TWTC and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to TWTC or the Borrower, as the case may be at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and

(f) waives any claim it may have against the Administrative Agent, the Sole Lead Arranger and their respective Related Parties for any damages arising from the use by unintended recipients of any information or other materials distributed by any such Person through SyndTrak Online in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Each party’s obligations under this Section, Section 12.11 and Section 12.17 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

12.13. Acknowledgments. Each of TWTC and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to TWTC or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agents and Lenders, on one hand, and TWTC and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among TWTC, the Borrower, the Agents and the Lenders.

12.14. [Reserved].

12.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information and all other information specifically designated as “confidential” by the Borrower, TWTC or one of their respective authorized representatives (including oral information for which such designation has been specifically made) provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to an Agent, a Lender, any Affiliate of a Lender or any Approved Fund (provided that such Affiliate or Approved Fund expressly agrees to comply with the provisions of this Section), (b) to any actual or prospective Transferee or Hedge Agreement counterparty that expressly agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (provided that such Lender or Agent shall be required to inform such Persons of the confidential nature of such information), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed or otherwise disclosed to such Person on a non-confidential basis, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty expressly agrees to be bound by the provisions of this Section 12.15); provided, further, that with respect to disclosures pursuant to clauses (d), (e) and (f) of this Section, unless prohibited by applicable law or court order, each Lender and each Agent shall attempt to notify TWTC of any request by any governmental agency or representative thereof or other Person (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any material confidential information after receipt of such request, and if reasonably practicable and permissible, before disclosure of such information.

12.16. The Facilities.

(a) Notwithstanding anything to the contrary contained herein, the provisions of Section 2.24, Section 3, Section 5.3, Section 6, Section 7 and Section 8 (together with all related definitions and ancillary provisions) and the other matters relating solely to the Revolving Lenders or the Revolving Commitments:

(i) shall be for the sole and exclusive benefit of the Revolving Lenders and shall not inure to the benefit of the Term Loan B Lenders (or their successors or permitted assigns); and

(ii) shall terminate and be of no further force or effect upon the termination of the Revolving Commitments and the repayment of all Revolving Loans made pursuant thereto and the expiration or cancellation of all Letters of Credit issued pursuant thereto.

(b) Notwithstanding anything to the contrary contained herein, the provisions of Section 2.12, Section 2.25, Section 5.4, Section 9 and Section 10 (together with all related definitions and ancillary provisions) and the other matters relating solely to the Term Loan B Lenders or the Term Loan B Commitments or the Term Loan B Loans:

(i) shall be for the sole and exclusive benefit of the Term Loan B Lenders and shall not inure to the benefit of the Revolving Lenders (or their successors or permitted assigns); and

(ii) shall terminate and be of no further force or effect upon the termination of the Term Loan B Commitments and the repayment of all Term Loan B Loans made pursuant thereto.

12.17. WAIVERS OF JURY TRIAL. TWTC, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.18. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, upon the request of the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

12.19. Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of that certain Amended and Restated Credit Agreement, dated as of December 2, 2010, among TWTC, the Borrower, the lenders party thereto and Wells Fargo, as administrative agent (the “Existing Credit Agreement”), effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the lenders or the administrative agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitments of the Lenders hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

tw telecom holdings inc., as Borrower

By:	/s/ Mark A. Peters
Name:	Mark A. Peters
Title:	Executive Vice President, Chief Financial Officer

tw telecom inc., as TWTC

By:	/s/ Mark A. Peters
Name:	Mark A. Peters
Title:	Executive Vice President, Chief Financial Officer

tw telecom holdings inc.

Second Amended and Restated Credit Agreement

Signature Page

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Lender and a Lender

By:	/s/ Kyle R. Holtz
Name:	Kyle R. Holtz
Title:	Director

tw telecom holdings inc.

Second Amended and Restated Credit Agreement

Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ John Toronto
Name:	John Toronto
Title:	Authorized Signatory

By:	/s/ Michael D’Onofrio
Name:	Michael D’Onofrio
Title:	Authorized Signatory

tw telecom holdings inc.

Second Amended and Restated Credit Agreement

Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Reagan C. Philipp
Name:	Reagan Philipp
Title:	Authorized Signatory

tw telecom holdings inc.

Second Amended and Restated Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Alfonse Simone
Name:	Alfonse Smone
Title:	Authorized Signatory

tw telecom holdings inc.

Second Amended and Restated Credit Agreement

Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ Andrew Cozewith
Name:	Andrew Cozewith
Title:	Director

tw telecom holdings inc.

Second Amended and Restated Credit Agreement

Signature Page

Annex A

PRICING GRID

REVOLVING LOANS

Level	Consolidated Total Leverage Ratio	Revolving Applicable Margin for Eurodollar Loans	Revolving Applicable Margin for ABR Loans	Revolving Commitment Fee Rate
V	Greater than or equal to 3.25 to 1.00	2.750%	1.750%	0.500%
IV	Greater than or equal to 2.75 to 1.00 but less than 3.25 to 1.00	2.500%	1.500%	0.500%
III	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	2.250%	1.250%	0.375%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.000%	1.000%	0.375%
I	Less than 1.50 to 1.00	1.750%	0.750%	0.375%

For the purposes of the foregoing, changes in the Revolving Applicable Margin resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Revolving Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rates set forth in each column above shall apply. In addition, at all times while a Revolving Event of Default shall have occurred and be continuing, the highest rates set forth in each column above shall apply. Each determination of the Consolidated Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

On the Closing Date, the Revolving Applicable Margin shall be based on the Consolidated Total Leverage Ratio as of the most recently ended fiscal quarter prior to the Closing Date and after giving pro forma effect to the initial extensions of credit under this Agreement; provided that the Revolving Commitment Fee Rate shall be based on Level III of the Pricing Grid until receipt by the Administrative Agent and the Lenders of the audited financial statements of TWTC and its consolidated Subsidiaries for the fiscal year ending December 31, 2013.